                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                           Filed by the Registrant                           [X]
                 Filed by a Party other than the Registrant                  [ ]

                           CHECK THE APPROPRIATE BOX:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Materials Pursuant to Section. 240.14a-12

                           SMITHWAY MOTOR XPRESS CORP.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     Class A Common Stock, par value $0.01 per share; Class B Common Stock, par value $0.01 per share

(2)  Aggregate number of securities to which transaction applies:

     3,991,124 shares of Class A Common Stock; 96,850 shares of Class A Common Stock issuable upon exercise of stock options; 1,000,000 shares of Class B Common Stock

(3) Per unit price or other underlying value of transaction computed--pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     The filing fee was determined based on the sum of (A) 3,991,124 shares of Class A Common Stock multiplied by $10.63 per share, (B) 64,850 "in-the-money" options to purchase Class A Common Stock multiplied by difference between $10.63 and the exercise price of each option, (C) 32,000 "out-of-the-money" options to purchase Class A Common Stock multiplied by $0.01 per share of Class A Common Stock subject to such options, and (D) 1,000,000 shares of Class B Common Stock multiplied by $10.63 per share. The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying .0000307 by the sum calculated in the preceding sentence.

(4)  Proposed maximum aggregate value of transaction: $53,557,668

(5)  Total fee paid:                                  $     1,644

[ ]  Fee paid previously by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:                       N/A
(2) Form, Schedule or Registration Statement No.: N/A
(3) Filing Party:                                 N/A
(4) Date Filed:                                   N/A

                           SMITHWAY MOTOR XPRESS CORP.
                                2031 QUAIL AVENUE
                             FORT DODGE, IOWA 50501

                                   ----------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [___________], 2007

                                   ----------

DEAR STOCKHOLDER:

     We invite you to attend a special meeting of stockholders of Smithway Motor Xpress Corp. (the "Company") to be held at our headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, at 10:00 a.m. Central Time, on [___________, __________], 2007 (the "Special Meeting"). Holders of record of Company Common Stock at the close of business on [___________], 2007 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

     At the Special Meeting, we will ask you to approve the Agreement and Plan of Merger, dated as of March 22, 2007, among the Company, Western Express, Inc., a Tennessee corporation ("Western Express") and Western Express Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Western Express ("Western Express Acquisition") (the "Merger Agreement"). If the merger is completed, current stockholders will be entitled to receive $10.63 in cash, without interest and less any applicable tax withholding, for each share of Company Common Stock that they own, and they will have no ongoing ownership interest in the continuing business of the Company. As a result of the merger contemplated by the Merger Agreement (the "Merger"), the Company will be owned by Western Express.

     Additionally, we are asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

     Our Board of Directors (our "Board") reviewed and considered the terms and conditions of the proposed Merger and found it to be fair to the holders of Company Common Stock. Based on its review as more fully described in the attached Proxy Statement, our Board has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby, and recommended that our stockholders approve the Merger Agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. ADDITIONALLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL VOTES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

     The Proxy Statement attached to this letter provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire Proxy Statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

     Your vote is very important. The Merger cannot be completed unless the Merger Agreement is approved by the stockholders of the Company as described in the attached Proxy Statement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the approval of the Merger Agreement.

                                        Sincerely,


                                        ----------------------------------------
                                        G. Larry Owens,
                                        Chairman of the Board,
                                        Chief Executive Officer,
                                        President, and Secretary

     The attached Proxy Statement is dated [___________], 2007, and is first being mailed to stockholders of the Company on or about [___________], 2007.

     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED IN THE ENCLOSED PROXY STATEMENT; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ENCLOSED PROXY STATEMENT. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

                           SMITHWAY MOTOR XPRESS CORP.
                                2031 QUAIL AVENUE
                             FORT DODGE, IOWA 50501

                                   ----------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [___________], 2007

                                   ----------

To our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of the Company ("the Company") to be held at our headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, at 10:00 a.m. Central Time, on [___________, __________], 2007. The purposes of the Special Meeting are:

     1. APPROVAL OF THE MERGER AGREEMENT. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 22, 2007, as amended (the "Merger Agreement"), by and among the Company, Western Express, Inc., a Tennessee corporation ("Western Express") and Western Express Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Western Express ("Western Express Acquisition"), which agreement provides for the merger of Western Express Acquisition, with and into the Company with the Company as the surviving corporation in the merger (the "Merger");

     2. ADJOURNMENT. To approve the adjournment of the Special Meeting, if necessary or appropriate, to provide time to solicit additional proxies if it does not appear that there will be enough shares voted in favor of the Merger Agreement to approve it at the time of the Special Meeting; and

     3. OTHER MATTERS. To consider and act upon such other matters as may properly come before the Special Meeting and any adjournment thereof.

     The Company's Board of Directors (the "Board") has fixed the close of business on [__________], 2007, as the record date for determining those stockholders who are entitled to receive notice of and vote at the Special Meeting or any adjournment of that meeting. Holders of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Stock") and holders of the Company's Class B Common Stock, par value $0.01 per share (the "Class B Stock" and together with the Class A Stock, the "Common Stock" or the "Company Common Stock"), can vote their shares at the Special Meeting only if the holder is present at the meeting in person or by valid proxy.

     YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                        By Order of the Board of Directors,


                                        ----------------------------------------
                                        G. Larry Owens,
                                        Chairman of the Board,
                                        Chief Executive Officer,
                                        President, and Secretary

Fort Dodge, Iowa
[___________,] 2007

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY TERM SHEET.......................................................      I
   The Merger and Related Transactions...................................      I
   Effects of the Merger and Related Transactions........................      I
   Recommendation of Our Board...........................................      I
   Factors Considered by the Board.......................................      I
   Morgan Keegan's Fairness Opinion......................................     II
   Position of Western Express and Western Acquisition Regarding the
      Merger.............................................................     II
   Interests of Certain Persons in the Merger and Certain Relationships..     II
   U.S. Federal Income Tax Consequences of the Merger....................    III
   The Company's Stockholders Must Approve the Merger Agreement..........    III
   Regulatory Approvals Related to the Merger............................    III
   Source and Amount of Funds............................................    III
   The Merger Consideration..............................................    III
   Conditions to Completion of the Merger................................    III
   Termination of the Merger Agreement and Non-Solicitation..............    III
GENERAL INFORMATION......................................................      1
   Time, Place and Date..................................................      1
   Proxies and Voting....................................................      1
   Right to Attend Special Meeting; Revocation of Proxy..................      2
   Costs of Solicitation.................................................      2
   How To Read This Proxy Statement......................................      2
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING OF
   STOCKHOLDERS..........................................................      2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................      6
PROPOSAL ONE - APPROVAL OF THE MERGER AGREEMENT..........................      7
THE PARTIES TO THE MERGER AGREEMENT......................................      7
SPECIAL FACTORS..........................................................      7
   Background of the Merger..............................................      7
   Reasons for the Merger................................................     12
   Recommendation of Our Board and Fairness of the Merger................     15
   Opinion of the Company's Financial Advisor............................     15
   Scope of Analysis.....................................................     15
   Conduct of the Company's Business if the Merger is Not Completed......     19
   Interests of Certain Persons in the Merger and Certain Relationships..     19
   Accounting Treatment..................................................     20
   Regulatory Requirements...............................................     20
   U.S. Federal Income Tax Consequences of the Merger....................     20
   Fees and Expenses.....................................................     22
   Source and Amount of Funds............................................     22
THE MERGER AGREEMENT.....................................................     22
   The Merger............................................................     22
   Conversion of Securities..............................................     22
   Stock Options.........................................................     23

   Exchange of Certificates..............................................     23
   Articles of Incorporation and By-Laws; Directors and Officers.........     24
   Representations and Warranties........................................     24
   Covenants Relating to the Conduct of the Company's Business...........     25
   Other Covenants.......................................................     26
   Restrictions on Negotiating and Entering into Alternative
      Transactions and on Withdrawing the Recommendation with Respect
      to the Merger......................................................     27
   Covenants Regarding Stockholder Meeting...............................     29
   Directors' and Officers' Insurance and Indemnification................     29
   Conditions Precedent to the Merger....................................     29
   Termination of the Merger Agreement; Termination Fees and Expenses....     31
BUSINESS OF THE COMPANY..................................................     34
   The Company...........................................................     34
   Operations............................................................     34
   Customers and Marketing...............................................     34
   Technology............................................................     34
   Drivers, Independent Contractors, and Other Personnel.................     35
   Safety and Insurance..................................................     35
   Revenue Equipment.....................................................     36
   Competition...........................................................     36
   Fuel Availability and Cost............................................     36
   Regulation............................................................     37
   Properties............................................................     38
   Legal Proceedings.....................................................     38
   Management............................................................     38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........     40
PROPOSAL TWO - GRANTING OF PROXY TO ADJOURN THE SPECIAL MEETING..........     42
OTHER MATTERS............................................................     43
WHERE YOU CAN FIND MORE INFORMATION......................................     43

ANNEX A AGREEMENT AND PLAN OF MERGER BY AND AMONG SMITHWAY MOTOR XPRESS CORP.,
        WESTERN EXPRESS, INC. AND WESTERN EXPRESS ACQUISITION CORPORATION, dated as of March 22, 2007

ANNEX B MORGAN KEEGAN & COMPANY, INC. FAIRNESS OPINION dated March 22, 2007

                               SUMMARY TERM SHEET

     This summary term sheet discusses the most material terms of the Merger and other transactions contemplated by the Merger Agreement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the Merger and the other transactions contemplated by the Merger Agreement. In particular, you should read the documents attached to this Proxy Statement, including the Merger Agreement attached as Annex A.

- THE MERGER AND RELATED TRANSACTIONS. Pursuant to the Merger Agreement, Western Express Acquisition will merge with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive the merger consideration of $10.63 per share in cash, without interest. Each issued and outstanding share of Western Express Acquisition common stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. Each holder of options to purchase Company Common Stock with an exercise price below $10.63, including each director and executive officer of the Company, will receive in cash the difference between the exercise price and $10.63 multiplied by the number of shares of common stock subject to that option in consideration for the cancellation of that option. Each holder of options with an exercise price equal to or greater than $10.63, including directors and executive officers of the Company, will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option.

- EFFECTS OF THE MERGER AND RELATED TRANSACTIONS. Upon completion of the Merger, Western Express will own all of the outstanding shares of common stock of the Surviving Corporation. Company Common Stock will cease to be publicly traded and no current holders of Company Common Stock will continue as stockholders of the Company. See the section of this Proxy Statement entitled "The Merger Agreement--Conversion of Securities." If the Merger is consummated, the Company's stockholders would no longer bear the risk of any decline in the value of the Company or its Common Stock, nor would they have the opportunity to participate in any future earnings or growth of the Company or any increase in the value of its Common Stock. The Merger will generally constitute a taxable transaction to the Company's stockholders.

- RECOMMENDATION OF OUR BOARD. The Company's Board of Directors (the "Board") unanimously determined that the Merger is advisable, and fair to the Company's stockholders and the Merger Agreement was unanimously approved by the Board. In connection with its deliberations, the Board retained Morgan Keegan & Company, Inc. ("Morgan Keegan") as its financial advisor. Morgan Keegan rendered its opinion that, as of the date of its opinion and subject to the factors and assumptions set forth therein, the transactions contemplated by the Merger Agreement are fair, from a financial point of view, to our stockholders. Our Board recommends that you vote to approve the Merger Agreement. See the section of this Proxy Statement entitled "Special Factors--Recommendation of our Board and Fairness of the Merger." Each member of the Board and all of our executive officers have communicated that they intend to vote in favor of the Merger.

- FACTORS CONSIDERED BY THE BOARD. In the course of reaching its decision to approve the Merger Agreement and recommend its approval, our Board considered the Merger described in this Proxy Statement and a number of factors in its deliberations. A number of factors had a positive impact in favor of the Merger, including, the value of the Western Express proposal to our stockholders and the premium to the trading price of our Common Stock, a number of increasing challenges we face as a small public company such as compliance with the Sarbanes-Oxley Act of 2002, our lack of meaningful analyst coverage as a public company, the management philosophy of Western Express, Western Express's ability to service our customers, the terms of the Merger Agreement, and the procedural safeguards to ensure the fairness of the Merger. The Board also considered a number of potentially negative factors, including but not limited to the fact that the Company's stockholders would not participate in any future growth of the Company, the impact of the Merger on our management, employees, customers and our relationships with other third parties and the risk that the Merger may not be consummated, but concluded that such risks were substantially


                                       I
     outweighed by the reasons, factors and information that were positive and supported the proposed Merger. See the section of this Proxy Statement entitled "Special Factors--Reasons for the Merger."

- MORGAN KEEGAN'S FAIRNESS OPINION. Morgan Keegan delivered to the Board its oral opinion on March 22, 2007, followed by its written opinion, dated March 22, 2007, that, based upon the assumptions made, matters considered and limits of review described therein, the transactions contemplated by the Merger Agreement were, as of that date, fair from a financial point of view to our stockholders. The full text of Morgan Keegan's written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Keegan, is included as Annex B to this Proxy Statement. Please read the opinion carefully. See the section of this Proxy Statement entitled "Special Factors--Opinion of the Company's Financial Advisor." Pursuant to the terms of Morgan Keegan's engagement letter with the Company, the Company shall pay Morgan Keegan a retainer fee of $50,000 and an additional fee of $250,000 in connection with the delivery of its fairness opinion and has agreed to reimburse Morgan Keegan for its reasonable expenses incurred in connection with its engagement up to $15,000 without the prior consent of the Company. In addition, if the Merger is consummated, then the Company shall pay Morgan Keegan a transaction fee of $500,000; provided, however, that the retainer and fairness opinion fees shall be credited against such transaction fee.

- POSITION OF WESTERN EXPRESS AND WESTERN EXPRESS ACQUISITION REGARDING THE MERGER. Based upon their consideration of the factors listed in the sections of this Proxy Statement entitled "Special Factors--Reasons for the Merger," and "Special Factors--Recommendation of Our Board and Fairness of the Merger," Western Express and Western Express Acquisition believe that the Merger is fair to our stockholders.

- INTERESTS OF CERTAIN PERSONS IN THE MERGER AND CERTAIN RELATIONSHIPS. The Company's executive officers and directors will receive the same consideration for their shares as the Company's other stockholders. You should note, however, that Western Express, Western Express Acquisition and the Company's directors and executive officers may have other interests related to the Merger that are different from, or in addition to, your interests as a stockholder. These interests include the following:

          - Each holder of options to purchase Company Common Stock with an exercise price below $10.63, including each director and executive officer of the Company, will be entitled to receive in cash the difference between the exercise price and $10.63 multiplied by the number of shares of Common Stock subject to that option. Holders of options with an exercise price above or equal to $10.63 will be entitled to receive $0.01 multiplied by the number of shares of Common Stock subject to that option. Based on current holdings as of the date of this Proxy Statement, this would result in aggregate payments to our executive officers and directors of approximately $451,620.

          - the Company's directors and executive officers will continue to have rights to indemnification and liability insurance coverage for six years following the Merger.

          - It is expected that all of the Company's executive officers, none of whom will initially hold any common stock in the Surviving Corporation at the consummation of the Merger, will continue to be employed by the Company following the Merger. See the section of this Proxy Statement entitled "Special Factors--Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships."

     The Board was aware of each of these interests and subsequently took these interests into account in declaring the Merger Agreement advisable and fair to our stockholders and recommending that stockholders approve the Merger Agreement. See the section of this Proxy Statement entitled "Special Factors--Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships."


                                       II

- U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. The receipt of cash by our stockholders in exchange for their shares of Company Common Stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. See the section of this Proxy Statement entitled "Special Factors--U.S. Federal Income Tax Consequences of the Merger."

- THE COMPANY'S STOCKHOLDERS MUST APPROVE THE MERGER AGREEMENT. In order for the Merger to be consummated, at the Special Meeting, the Merger Agreement must be approved by the affirmative vote of a majority of the voting power of the outstanding shares of Company Common Stock. Because 1,481,231 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock representing more than 50% of the voting power of Company Common Stock issued and outstanding on the Record Date are owned by the Company's executive officers and directors, all of whom have expressed their intent to vote in favor of the Merger Agreement, it is likely that the Merger will be consummated.

- REGULATORY APPROVALS RELATED TO THE MERGER. None of the Company, Western Express or Western Express Acquisition is aware of any regulatory approvals, needed in order to complete the Merger. See the section of this Proxy Statement entitled "Special Factors--Regulatory Requirements."

- SOURCE AND AMOUNT OF FUNDS. The maximum total amount of funds required to complete the Merger is expected to be approximately $54 million, approximately $500,000 of which will be paid to option holders. In addition, the Company expects to incur approximately $1.0 million in costs and expenses in connection with the Merger and the related transactions, as set forth in the section of this Proxy Statement entitled "Special Factors--Fees and Expenses." See the section of this Proxy Statement entitled "Special Factors--Fees and Expenses."

     The financing for the Merger is further detailed in the section of this Proxy Statement entitled "Special Factors--Source and Amount of Funds."

- THE MERGER CONSIDERATION. The value of the total consideration to be paid in connection with the Merger and related transactions, if completed, is approximately $54 million. Pursuant to the Merger Agreement, each Company stockholder will be entitled to receive $10.63 in cash for each share of Company Common Stock held by them.

     Upon the consummation of the Merger, each holder of options to purchase Company Common Stock with an exercise price below $10.63, including each director and executive officer of the Company, will receive in cash the difference between the exercise price and $10.63 multiplied by the number of shares of Common Stock subject to that option in consideration for the cancellation of that option. Holders of options with an exercise price equal to or greater than $10.63 including each director and executive officer of the Company, will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option. The Company does not intend to grant any additional stock options prior to the consummation of the Merger.

     See the sections of this Proxy Statement entitled "The Merger Agreement--Conversion of Securities; --Stock Options; --Conditions Precedent to the Merger."

- CONDITIONS TO COMPLETION OF THE MERGER. The obligations of the parties to complete the Merger are subject to the prior satisfaction or waiver of various conditions including, among others, that the Merger Agreement is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock. See the section of this Proxy Statement entitled "The Merger Agreement--Conditions Precedent to the Merger" for additional conditions.

- TERMINATION OF THE MERGER AGREEMENT AND NON-SOLICITATION. The Merger Agreement may be terminated under certain circumstances at any time before the completion of the Merger, whether before or after the Company has


                                       III
     obtained stockholder approval. Under certain circumstances, if the Company terminates the Merger Agreement it must pay Western Express a termination fee of $1.5 million and expenses of up to $750,000. Under certain other circumstances, if the Company terminates the Merger Agreement because of the inability of Western Express to obtain financing for the Merger, Western Express must the Company a $1.0 million termination fee. A description of the specific circumstances under which either the Company or Western Express may terminate the Merger Agreement and an explanation as to when the Company must pay a termination fee can be found in the section of this Proxy Statement entitled "The Merger Agreement--Termination of the Merger Agreement; Termination Fees and Expenses."

     The Company has agreed not to directly or indirectly solicit, initiate or encourage (or participate in any discussions or negotiations regarding) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an acquisition proposal with a buyer other than Western Express. The Company may, however, provide confidential information about its operations to a third party making an unsolicited acquisition proposal, participate in discussions or negotiations regarding an acquisition proposal or withdraw or modify its approval or recommendation of the Merger if its Board determines, among other requirements and based on the advice of its outside counsel, that failure to do so would be a breach of the Board's fiduciary duties to the Company's stockholders. See the section of this Proxy Statement entitled "The Merger Agreement--Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger."


                                       IV

                           SMITHWAY MOTOR XPRESS CORP.
                                2031 QUAIL AVENUE
                             FORT DODGE, IOWA 50501

                                   ----------

               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [___________], 2007

                                   ----------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies from the stockholders of the Company to be voted at the Special Meeting to be held on [__________], 2007. THE ENCLOSED PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS. If not otherwise specified, all proxies received pursuant to this solicitation will be voted (i) FOR the approval of the Merger Agreement, by and among the Company, Western Express, Inc., a Tennessee corporation ("Western Express"), and Western Express Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Western Express ("Western Express Acquisition"), which agreement provides for the merger of Western Express Acquisition with and into the Company with the Company as the surviving corporation in the Merger; (ii) FOR the approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement; and (iii) with respect to any other matters properly brought before the Special Meeting, in accordance with the recommendations of the Company's Board, or, if no recommendations are given, in accordance with the judgment of the proxy holders.

     The Proxy Statement and proxy card were first mailed on or about [__________], 2007, to stockholders of record at the close of business on [__________], 2007, the Record Date.

     THE TERMS "WE," "OUR," "US," "SMITHWAY" OR "THE COMPANY" REFER TO THE COMPANY AND ITS SUBSIDIARIES.

TIME, PLACE AND DATE

     The Company's Special Meeting is scheduled to be held as follows:

                               [__________], 2007
                                   10:00 a.m.
                           Smithway Motor Xpress Corp.
                                2031 Quail Avenue
                             Fort Dodge, Iowa 50501

PROXIES AND VOTING

     Only stockholders of record at the close of business on [__________], 2007 (the "Record Date") are entitled to vote, either in person or by valid proxy, at the Special Meeting. Holders of our Class A Stock are entitled to one vote for each share held. Holders of our Class B Stock are entitled to two votes for each share held. (The Class A Stock and Class B Stock, are collectively referred to as the "Common Stock.") On [__________], 2007, there were issued and outstanding 3,991,124 shares of our Class A Stock, entitled to cast an aggregate of 3,991,124 votes on all matters subject to a vote at the Special Meeting, and 1,000,000 shares of our Class B Stock, entitled to cast an aggregate of 2,000,000 votes on all matters subject to a vote at the Special Meeting. Together, we have a total of 4,991,124 shares of Common Stock outstanding, entitled to cast an aggregate of 5,991,124 votes on all matters subject to a vote at the Special Meeting. The holders of a majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

     In order to transact business at the Special Meeting, a quorum must be present. A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Special Meeting in person or by proxy. Shares that are represented and entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that cannot be voted by a broker under rules applicable to NASDAQ Capital Market issuers due to the absence of instructions from the beneficial owner (called "broker non-votes"), will nevertheless be counted for the purpose of determining whether a quorum is present.

     The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. The approval of the adjournment of the Special Meeting requires the affirmative vote of a majority of the voting power of the shares then present at the meeting. Abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Agreement and abstentions will have the same effect as a vote against the adjournment of the Special Meeting. Because brokers may vote on the adjournment even in the absence of instruction from the beneficial owner, there can be no broker non-votes regarding adjournment.

RIGHT TO ATTEND SPECIAL MEETING; REVOCATION OF PROXY

     Returning a proxy card now will not interfere with your right to attend the Special Meeting or to vote your shares personally at the Special Meeting, if you wish to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to the Company's Secretary at our address, by executing a subsequent proxy and delivering it to the Secretary or by attending the Special Meeting and voting in person.

COSTS OF SOLICITATION

     We will bear the cost of solicitation of proxies, which will include reimbursement of the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers or our regular employees, who will not receive any additional compensation for any such services.

HOW TO READ THIS PROXY STATEMENT

     Set forth below are the proposals to be considered by stockholders at the Special Meeting, as well as important information concerning, among other things: the proposed Merger and the Merger Agreement; the parties to the Merger; and the stock ownership of management and other large stockholders. Each stockholder should read this information before completing and returning the enclosed proxy card.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                     AND THE SPECIAL MEETING OF STOCKHOLDERS

     Q:   WHAT IS THE DATE, TIME AND PLACE OF THE SPECIAL MEETING?

     A: The Special Meeting will be held at our headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, at 10:00 a.m. Central Time, on [___________, __________], 2007.

     Q:   WHAT ARE THE PROPOSALS THAT I WILL BE VOTING ON?

     A:   You are being asked to vote on the following proposals:

               -    to approve the Merger Agreement; and

               - to approve the adjournment of the Special Meeting, if necessary or appropriate, to provide time to solicit additional proxies if there are not enough shares voted in favor of the Merger Agreement to approve it at the time of the Special Meeting.

     Q:   WHO IS ENTITLED TO VOTE AT THE MEETING?

     A: All stockholders of record as of the close of business on [__________], 2007 may vote. Holders of Class A Stock are entitled to one vote for each share on the Record Date on each item of business to be considered at the Special Meeting. Holders of Class B Stock are entitled to two votes for each share held on the Record Date on each item of business to be considered at the Special Meeting.

     Q:   HOW DOES OUR BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

               -    "FOR" the proposal to approve the Merger Agreement; and

               -    "FOR" the adjournment of the Special Meeting, if necessary.

     Q:   WHAT VOTE OF OUR STOCKHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?

     A:   The vote requirements to approve the proposals are as follows:

               - The proposal to approve the Merger Agreement requires the affirmative vote of a majority of the voting power of the outstanding shares of Company Common Stock.

               - The proposal to adjourn the Special Meeting, if necessary, to provide time to solicit additional proxies if it does not appear that there will be enough shares voted in favor of the Merger Agreement to approve it at the time of the Special Meeting, requires the affirmative vote of a majority of the voting power of the shares then present at the meeting.

     Q:   IS THE BOARD RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

     A: Yes, the Board recommends unanimously that you vote for the Merger Agreement.

     Q:   WHY IS THE BOARD RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

     A: After considering the terms of the Merger Agreement and the opinion of Morgan Keegan as to the financial fairness of the merger consideration to be received by our stockholders, our Board has concluded that the terms of the Merger Agreement are advisable, fair to and in the best interests of our stockholders.

     Q:   WHAT WILL I RECEIVE IN THE MERGER?

     A: In the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive the merger consideration of $10.63 per share in cash, without interest. Each holder of options to purchase Company Common Stock with an exercise price below $10.63, including each director and executive officer of the Company, will receive in cash the difference between the exercise price and $10.63 multiplied by the number of shares of Common Stock subject to that option in consideration for the cancellation of that option. Each holder of options with an exercise price equal to or greater than $10.63, including directors and executive officers of the

          Company, will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option.

     Q:   WHAT WILL HAPPEN TO THE COMPANY AFTER THE MERGER?

     A: The Company will continue to exist after the Merger, but will no longer be a public company and will no longer have shares traded on the NASDAQ Capital Market ("NASDAQ").

     Q:   WHO WILL CONTINUE AS STOCKHOLDERS OF THE COMPANY?

     A: None of the current stockholders of the Company will continue as stockholders of the Company after the merger. Western Express's holdings of Western Express Acquisition common stock will be converted into Company Common Stock pursuant to the terms of the Merger Agreement.

     Q:   WHAT IF THE MERGER IS NOT COMPLETED?

     A: It is possible the Merger will not be completed. That might happen if, for example, the Company's stockholders do not approve the Merger Agreement or the conditions to closing the Merger Agreement are not met. In this event, the Company will continue to be a publicly-traded company listed on NASDAQ until further action is taken.

     Q:   WHAT DO I NEED TO DO NOW?

     A: After you read and carefully consider the information contained in this Proxy Statement, please fill out, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the Special Meeting.

     Q:   HOW ARE VOTES COUNTED?

     A: For the proposal relating to the approval of the Merger Agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as if you vote "AGAINST" the approval of the Merger Agreement. Likewise, broker non-votes will be counted as votes against the approval of the Merger Agreement. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. See "General Information--Proxies and Voting" for a discussion of broker non-votes.

          For the proposal to adjourn the Special Meeting, if necessary, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions will count as votes cast against this proposal and will count for the purpose of determining whether a quorum is present.

          If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted "FOR" the proposal to approve the Merger Agreement and "FOR" the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you hold your shares in "street name," follow the instructions from your broker on how to vote your shares. Please do NOT send in your share certificates with your proxy.

     Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares with respect to the proposal to approve the Merger Agreement only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Brokers who do not receive instructions regarding how to vote with respect to the election of directors or the adjournment of the Special Meeting may vote the uninstructed shares according to their discretion.

     Q: HOW MANY SHARES MUST BE PRESENT OR REPRESENTED AT THE SPECIAL MEETING IN ORDER TO CONDUCT BUSINESS?

     A: A quorum of stockholders is necessary to hold a valid Special Meeting, provided that a vote may be taken to adjourn the meeting even if a quorum is not then present. A quorum is present at the Special Meeting if a majority of the shares of Company Common Stock entitled to vote on the Record Date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purposes of determining whether a quorum is present.

     Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     A: No. If the Merger is completed, you will receive written instructions for exchanging your stock certificates.

     Q:   MAY I CHANGE MY VOTE?

     A: Yes. If you hold your shares in your own name, just send to the Company's Secretary a written revocation notice or a later-dated, signed proxy card before the Special Meeting or attend the Special Meeting and vote. If your shares are held in "street name," you should follow the directions provided by your broker regarding how to change your vote.

     Q:   AM I ENTITLED TO APPRAISAL OR DISSENTERS' RIGHTS?

     A: Under Chapter 92A of the Nevada Revised Statutes, the holders of Class A Stock are not entitled to any dissenters' rights with respect to the Merger. Marlys L. Smith, as the sole stockholder of the Class B Stock, is entitled to dissenters' rights. For practical purposes, however, Ms. Smith will not have dissenters' rights because the Merger cannot be consummated without the affirmative vote of her shares of Class A and Class B Stock (which represent approximately 51.5% of the voting power of all outstanding voting shares).

     Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

     A: Receipt of the merger consideration by the stockholders generally will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign tax purposes as well. To review the tax consequences in greater detail, see the section of this Proxy Statement entitled "Special Factors--U.S. Federal Income Tax Consequences of the Merger." The tax consequences of the Merger to the stockholders will depend on their own respective financial and tax situations. Stockholders should consult with their respective tax and legal advisors for a full understanding of the tax consequences of the Merger to them.

     Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: It is expected that the Merger will be completed as soon as possible after the Special Meeting, subject to the approval of the Company's stockholders and the satisfaction or waiver of the other conditions contained in the Merger Agreement. However, we cannot predict exactly when these conditions will be satisfied.

     Q: WHEN WILL I RECEIVE THE CASH CONSIDERATION FOR MY SHARES OF COMPANY COMMON STOCK?

     A: After the Merger is completed, stockholders will receive written instructions, including a letter of transmittal, that explain how to exchange their shares for the cash consideration paid in the Merger. When stockholders properly complete and return the required documentation described in the written instructions, they will promptly receive from the paying agent a payment of cash consideration for their shares.

     Q:   WHAT ELSE WILL HAPPEN AT THE SPECIAL MEETING?

     A: The Board does not intend to present at the Special Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties although it is possible that a holder of Company Common Stock may attempt to introduce a matter for stockholder vote at the Special Meeting.

     Q: WHAT HAPPENS IF I SELL MY SHARES OF COMPANY COMMON STOCK BEFORE THE SPECIAL MEETING?

     A: The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date that the Merger is expected to be completed. If you transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will have transferred the right to receive the cash consideration to be received by our stockholders in the Merger.

     Q:   WHO CAN HELP ANSWER MY QUESTIONS?

     A: If you have questions about the Merger, need additional copies of this Proxy Statement or have any questions about the Company's operations, please call Douglas C. Sandvig, the Company's Chief Financial Officer, at (515) 576-7418.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Merger and other information relating to the Merger. These are forward-looking statements within the meaning the Private Securities Litigation Reform Act of 1995. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, among others, the risk that the Merger may not be consummated in a timely manner, if at all, the risk that the Merger Agreement may be terminated in circumstances which require our payment to Western Express of a termination fee of $1.5 million and expenses of up to $750,000, and other risks detailed in our current filings with the Securities and Exchange Commission (the "SEC"), including our most recent filings on Form 10-K for the year ended December 31, 2006. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could prove to be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances other than as required by applicable law.

                                 PROPOSAL ONE -
                        APPROVAL OF THE MERGER AGREEMENT

                       THE PARTIES TO THE MERGER AGREEMENT

SMITHWAY MOTOR XPRESS CORP.
2031 Quail Avenue
Fort Dodge, Iowa 50501
(515) 576-7418

     The Company is a Nevada corporation that, through it truckload carrier subsidiaries provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market.

WESTERN EXPRESS, INC.
7135 Centennial Place
Nashville, TN 3209
(615) 259-9920 ext. 153

     Western Express is a truckload carrier of diversified freight based in Nashville, Tennessee. Western Express generally transports full trailer loads of freight for a single customer from origin to destination without intermediate stops or handling. Western Express currently operates primarily in short-to-medium lengths of haul east of the Mississippi River, serving customers primarily through three service offerings: dry van, flatbed, and dedicated.

WESTERN EXPRESS ACQUISITION COMPANY
7135 Centennial Place
Nashville, TN 3209
(615) 259-9920 ext. 153

     Western Express Acquisition is a newly incorporated Nevada corporation organized by Western Express in connection with the Merger. Mr. Wayne Wise is the sole director of Western Express Acquisition. Mr. Rick Prickett serves as President, Secretary, and Treasurer for Western Express Acquisition. Western Express Acquisition has not carried on any activities to date and is currently wholly-owned by Western Express. Until immediately prior to the Merger, it is not expected that Western Express will have any significant assets or liabilities or engage in activities other than those incident to its incorporation and capitalization and the transactions contemplated by the Merger Agreement.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In July 2006, Western Express, through its legal adviser Scudder Law Firm, P.C., L.L.O. ("Scudder"), initiated contact with our Chief Executive Officer and the Board expressing an interest in exploring a possible acquisition of the Company by Western Express. At the time of contact, the Company had not expressed any interest in being acquired by a third party and had not solicited offers to become acquired by a third party. Western

Express, through its executive officers and advisors, made repeated telephone contacts with our Chief Executive Officer through August 3, 2006 to reiterate its interests and to ascertain whether the Company would be interested in such a transaction.

     In mid-August, our Chief Executive Officer was again contacted to see if representatives of the Company would be willing to meet with representatives of Western Express, including Western Express's financial advisor Morpheus Capital Advisors LLC ("Morpheus"). Our Chief Executive Officer again brought the matter to the attention of the Board who, on August 18, 2006, approved meeting with Western Express. On August 23, 2006, our Chief Executive Officer met with Western Express at its headquarters in Nashville, Tennessee, and provided limited summary information regarding the Company to Mr. Wayne Wise, the President and Chief Executive Officer of Western Express.

     After analyzing the information provided by our Chief Executive Officer, Western Express started to model the information provided to it in order to determine a preliminary price range and began contacting lenders to determine the feasibility and cost of financing the acquisition. On October 10, 2006, certain members of the Board and our Chief Executive Officer met representatives of Western Express in Des Moines, Iowa at which meeting Western Express reaffirmed its interest in acquiring the Company and signed a confidentiality agreement required by the Board. At this meeting, Western Express explained its acquisition rationale and its plan for incorporating the Company into its own operations.

     At the October 10, 2006 meeting, Western Express also provided the Board with a preliminary price range of $8.50 to $10.50 per share to be paid to the stockholders of the Company in any acquisition of the Company and informed the Company that upon reviewing additional due diligence the price offered to the stockholders of the Company would be at the top of such range. On October 10, 2006, the price of the stock of the Company closed at $8.30 and the average closing price for the preceding three-month period was $9.24. At this time, the Board decided that, given the range of prices being discussed, a possible acquisition of the Company by Western Express merited further discussion and exploration.

     At such meeting, Western Express asked the Company to sign an exclusivity agreement which would limit the Company's ability to engage in discussions regarding an acquisition of the Company with parties other than Western Express. The Board determined that it was premature and inappropriate to so limit the options of the Company, but indicated that the Company would be willing to sign an exclusivity agreement if Western Express increased its range of price per share to be paid to the stockholders of the Company.

     On that basis, the Board asked Western Express to provide a preliminary request for diligence information that would enable Western Express to refine its range of price per share. On October 23, 2006, Western Express provided a preliminary due diligence request list that focused on the Company's equipment, employees, financial, and other information. From October 24, 2006 to October 27, 2006, the Company's Chief Executive Officer provided the information requested in Western Express's preliminary due diligence list.

     From October 27, 2006 to November 1, 2006, Western Express reviewed the preliminary diligence information supplied to it and determined that the range it was willing to offer had increased to $10.00 to $11.00 per share and communicated that to our Chief Executive Officer on November 1, 2006.

     In early November 2006, at the direction of the Board, our Chief Executive Officer contacted two third parties regarding whether they would have any interest in discussing a possible acquisition of the Company. One third party expressed an inability to engage in any discussions at that time because of pending activities affecting the third party. The other third party expressed an interest in receiving information about the Company. On November 6, 2006, the Company executed a confidentiality agreement with the interested third party. Diligence information was provided to the interested third party, but no material discussions resulted.

     On November 6, 2006, Western Express forwarded to the Company a list of diligence inquiries for our Senior Vice President of Sales and Operations to address at a meeting in Nashville, Tennessee on November 8 and 9, 2006. Our Senior Vice President of Sales and Operations delivered a presentation to Western Express management that addressed such inquiries. Also in attendance at the meeting were certain financial and legal advisors of Western Express and representatives from JPMorgan (as defined below).

     In early November 2006, the Board discussed the revised offer range and agreed to proceed further with exploring a potential acquisition by Western Express. The Board also determined that prior to signing any exclusivity agreement it would require a further narrowing of the range of price per share to be paid to stockholders of the Company. Western Express was not prepared to narrow the range any further, however, without performing additional due diligence. Accordingly, our Chief Executive Officer and the Board decided to give Western Express additional access to Company information and access to its executive officers in order to narrow the range of price per share.

     During November, Western Express accelerated the process of identifying lenders who would be interested in financing the transaction. Western Express solicited term sheets from various lenders and identified JPMorgan Chase Bank, N.A., in conjunction with J.P. Morgan Securities Inc. as the likely parties to finance the transaction (collectively, "JPMorgan") and to provide the prospective combined companies with a revolving credit facility.

     On November 14 and 15, 2006, our Chief Financial Officer and Vice President of Vehicle Operations met with Western Express management to discuss the financial condition of the Company and to review the condition of the Company's equipment.

     On November 15, 2006, the Board approved the engagement of Morgan Keegan as its financial advisor. The Board considered a number of financial advisors with experience in the trucking industry. After such consideration the Board chose Morgan Keegan as the firm to advise the Board on the proposed transaction with Western Express or any other available alternative, and on the fairness of any proposed transaction. The Board based its decision on Morgan Keegan's recent experience in the trucking industry, its superior reputation, and its ability to provide a fairness opinion and other advisory services at a reasonable cost.

     Shortly after the Company retained Morgan Keegan to act as its financial advisor, Western Express completed its review of the initial diligence materials and determined that it would require an exclusivity agreement with the Company before proceeding any further.

     On November 21, 2006, the Company's management and Morgan Keegan discussed preliminary financial information on the Company and the status of Western Express's diligence.

     On November 22, 2006, the Board considered Western Express's proposed exclusivity agreement and decided not to sign such agreement until they received a higher range of price per share. On November 24, 2006, Western Express communicated a revised offering range of $10.25 to $11.00. In exchange for such increase, the Company executed a negotiated exclusivity agreement with Western Express that prevented the Company from initiating or responding to any competing proposals for transactions with a third party other than Western Express. The initial term of the exclusivity agreement was scheduled to expire on December 29, 2006. In approving the exclusivity agreement, consistent with its prior consideration of this issue, the Board considered the pros and cons of granting exclusivity to Western Express at that time, and concluded that the potential benefit to the Company's stockholders outweighed the disadvantages of limiting the Company's ability to initiate or engage in discussions with other potential bidders.

     With the exclusivity agreement in place, Western Express began a formal due diligence review. Western Express retained Ernst & Young LLP ("Ernst & Young") to perform a financial review of the Company. Ernst & Young began its financial due diligence in late December. During this time, representatives from JPMorgan conducted an operational due diligence review of the Company, specifically focusing on a valuation of the Company's equipment that would be collateralized as part of the financing for the transaction.

     On December 5, 2006, Western Express's legal advisors, Scudder, provided to the Company's legal advisors, Faegre & Benson LLP ("Faegre & Benson"), a draft form of merger agreement for review and a revised due diligence request list regarding items that Western Express still wished to examine. During the remainder of December representatives of the Company continued to work with representatives of Western Express on their due diligence investigation. From

December 12 through December 14, 2006, representatives from Ernst & Young and Morpheus met at the Company headquarters in Fort Dodge, Iowa, to conduct financial due diligence.

     At a meeting of the Board on December 11, 2006, Morgan Keegan provided to the Board its initial financial analysis of the transaction proposed by Western Express. Morgan Keegan advised that Western Express had offered a price per share of $10.35 with a $4.0 million termination fee, and that based on such increase in the price per share the Company should proceed with providing additional due diligence and negotiating the Merger Agreement. Faegre & Benson then advised the Board of its legal duties in considering the sale of the Company. Faegre & Benson also identified for the Board the primary substantive issues in the first draft of the Merger Agreement supplied by Scudder. After discussing such issues, the Board instructed Morgan Keegan and Faegre & Benson on the responses to those issues, including the need (i) to increase the offer price, (ii) to decrease the termination fee to avoid discouraging a post-signing market check, (iii) to resist achievement of a working capital target and execution of employment agreements as closing conditions, (iv) to resist permitting Western Express board observation rights, and (v) to revise certain terms regarding the ability of the Company to accept a Superior Proposal (as hereinafter defined in the section of this Proxy Statement entitled "The Merger Agreement - Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger").

     Morgan Keegan continued discussions with Morpheus regarding Western Express's need to increase its offer price and decrease the proposed termination fee.

     On December 16, 2006, Morgan Keegan advised the Board that Western had agreed to increase its offer to $10.75 per share and reduce the termination fee to $1.0 million with a $750,000 expense reimbursement. The Board instructed Morgan Keegan to insist upon an $11.00 per share offer price, to remain flexible on the amount of the termination fee, and to confirm that achievement of a working capital target will not be a condition to closing. Later that day, the Board reconvened by teleconference during which Morgan Keegan advised that Western Express had increased its offer to $10.80 per share with a termination fee of $1.5 million and a $750,000 expense reimbursement. Such offer did not contemplate the litigation described below. Based on progress made in negotiations, the Board agreed to extend the exclusivity agreement with Western Express to January 15, 2007.

     In late December 2006, the Company informed Western Express that the Company's subsidiary, East West Motor Express, Inc. ("East West") had an outstanding default judgment pending against it in the United States District Court for the Eastern District of Kentucky. On January 2, 2007, Western Express executed a common interest and non-disclosure agreement with the Company in an effort to protect any confidential and privileged information that may be disclosed to Western Express regarding the litigation. Through its local counsel in Kentucky, East West had filed a motion to set aside the default judgment on November 16, 2006. Such motion was denied by the trial court on December 22, 2006, and a judgment in the amount of $11.4 million was entered. East West immediately appealed such judgment. Pending such appeal, the litigants engaged in mediation with a federal magistrate with the first meeting commencing on January 22, 2007. Negotiations between Western Express and the Company were delayed pending the outcome of the settlement of such litigation. The Company, Western Express, and JPMorgan continued to resolve a number of outstanding diligence issues, including performing real estate appraisals and Phase I environmental site assessments, and explored ways to structure a deal that contemplated the outstanding litigation. In late January 2007, Western Express and the Company considered escrowing part of the purchase price to be paid to the stockholders of the Company as a result of the Merger to secure any obligations that the Company may have with respect to the litigation. The Board decided, however, that settling the lawsuit was a better option for the stockholders of the Company.

     On January 11, 2007, the Board met to discuss the merits of the litigation and the timing of the settlement/appeals process in light of the Merger negotiations with Western Express. Based on such discussions, the Board decided to resolve the litigation through settlement or the appeals process before executing the Merger Agreement. Based on the projected time needed to settle the litigation, the Board authorized extending the exclusivity agreement with Western Express to no later than February 15, 2007. The Board met again on February 6, 2007, to discuss the status of the litigation settlement. Based on its discussions, the Board authorized extending the exclusivity agreement with Western Express to no later than March 15, 2007.

     From December 2006 through March 2007, the members of the Board communicated with Faegre & Benson and Morgan Keegan regarding the substantive issues described above regarding drafts of the Merger Agreement. Ultimately, the Board was successful in denying (i) achievement of a working capital target and execution of employment agreements as closing conditions, and (ii) board observation rights. The Board was also able to add representations and warranties by Western Express regarding its financing commitments, together with a covenant requiring commercially reasonable efforts to secure such financing. The Board also was able to clarify its rights in the event of a Superior Proposal and agree upon a termination fee of $1.5 million plus reimbursement of expenses up to $750,000. In addition, Western Express and Western Express Acquisition agreed to not enforce and to waive any right in any stock option plan of the Company to repurchase stock options or demand refunds of any benefit received from the exercise of any stock options with respect to employees, consultants or directors of the Company holding such positions immediately prior to the consummation of the Merger.

     On March 16, 2007, the Board held a meeting at the Minneapolis offices of Faegre & Benson at which representatives of Faegre & Benson discussed with the Board the status of settlement discussions regarding the outstanding East West litigation. Morgan Keegan provided a preliminary but detailed explanation of its evaluation of the fairness of the transaction as described below under "Special Factors - Opinion of the Company's Financial Advisor." Morgan Keegan's presentation included a discussion of the factual background of the proposed transaction as well as each methodology used and the various factors affecting each methodology supporting its opinion on the fairness from a financial point of view. After discussion of the terms of the Merger Agreement and a review of fiduciary duties by representatives of Faegre & Benson, the Board directed Faegre & Benson to advise the plaintiff's counsel in the East West litigation that the Company's outstanding settlement offer would expire on March 19, 2007, to inform Scudder of the Board's desire to increase Western Express's proposed termination fee paid to the Company if Western Express failed to obtain its financing necessary to consummate the Merger from $1.0 million to $2.5 million, and to advise Scudder of the impending departure of the Company's Senior Vice President of Sales and Operations.

     On March 18, 2007, the Board met by telephone for an update from Faegre & Benson on the Board's proposed increase of the financing termination fee, Western Express's response to the departure of the Company's Senior Vice President of Sales and Operations, and Western Express's consent to the Company extending its insurance coverage with Liberty Mutual for an additional year in exchange for Liberty Mutual's $750,000 contribution to the settlement of the East West litigation. After such discussions, the Board agreed to concede on the financing termination fee pending successful resolution of the other two matters discussed at the meeting, which were ultimately resolved in favor of the Company.

     On March 19, 2007, the Company agreed with the plaintiff to settle the East West lawsuit resulting in an uninsured loss of $1.5 million (which includes related legal fees).

     On March 21, 2007, the Company's management met with representatives of Western Express to help ensure that the departure of the Company's Senior Vice President of Sales and Operations would not be an event that would delay execution and consummation of the Merger Agreement. On March 21 and March 22, 2007, Morgan Keegan and Morpheus also worked through the purchase price adjustments based on the settlement of the East West litigation. The Merger consideration of $10.80 per share was decreased to $10.63 per share to reflect the adjustment for the East West litigation settlement.

     On March 22, 2007, the Board met by telephone for an update on the Merger Agreement and for a report on the fairness of the transaction by Morgan Keegan, which was not materially different from Morgan Keegan's report and fairness analysis provided to the Board on March 16, 2007. After confirming Morgan Keegan's view on the fairness of the transaction from a financial point of view and its reassurance of the receipt of Morgan Keegan's written opinion prior to the execution of a definitive agreement and an update of the terms of the Merger Agreement and review of the Board's fiduciary duties by Faegre & Benson, the Board unanimously approved the Merger Agreement and related resolutions. On March 22, 2007, Morgan Keegan issued its fairness opinion, which was consistent with Morgan Keegan's previous advice, and the parties executed the Merger Agreement.

REASONS FOR THE MERGER

     The following describes the process that the Board undertook, the material reasons for, and the factors and information it took into account in making, the determination that the Merger Agreement is fair and that led them to adopt it and submit it to the Company's stockholders with a recommendation that they approve it.

WE RETAINED QUALIFIED ADVISORS TO HELP ENSURE THAT THE PROCESS AND TERMS OF THE MERGER ARE FAIR.

     - We retained outside counsel, Faegre & Benson to advise the Board as to its fiduciary duties.

     - We retained Morgan Keegan to advise us as to the financial fairness to the Company's stockholders in the proposed Merger.

THE VALUE OF THE CONSIDERATION OFFERED TO OUR STOCKHOLDERS.

     The factors set forth below contributed to the conclusion by our Board that the $10.63 per share price fair to our stockholders.

     - The fact that Western Express's offer will be paid in cash provides relative certainty, immediate value and liquidity to our stockholders.

     - The premium to our stock price of 23.9% to our average closing price over the five calendar days prior to the date we announced entry into the Merger Agreement, figured prominently in the determination of the Board that the $10.63 per share offer is fair to our stockholders, due to the fact that this closing price reflects the market value of our stock prior to the material disclosures represented by the execution of the Merger Agreement.

     - The premium to our closing stock price of $8.61 on March 21, 2007 is 23.5%.

     - Further, the conclusion by the Board was predicated, in part, on the belief of the members that absent a transaction with Western Express, there is a significant risk that the Company's stock price could decline below current levels based on an adverse operating environment.

     - Morgan Keegan's opinion dated March 22, 2007 that, as of that date and based upon and subject to the considerations set forth in its opinion, the $10.63 per share in cash to be received by our stockholders was fair, from a financial point of view, to such stockholders contributed to the conclusion by the Board that the $10.63 per share offer is fair to our stockholders. See "Special Factors--Opinion of the Company's Financial Advisor."

     - The Board noted that a number of factors specific to the situation facing the Company make the financial valuation more speculative in assessing the fairness of the merger consideration to our stockholders. These factors include the following:

          - The lack of comparability with peers in this industry as a result of the Company's unique status as the only publicly traded flatbed carrier, the Company's smaller size in terms of assets, revenue, earnings and market value in most cases than its competitors.

          - The ongoing trend in the truckload market segment for smaller companies, such as ourselves, to consolidate with larger companies in order to secure additional returns to scale.

          - The challenges associated with growing organically and the expenses and risks associated with growing through acquisitions.

THE TERMS OF THE MERGER AGREEMENT.

     - The consideration by our Board of the terms of the Merger Agreement, by themselves and in comparison to the terms of agreements in other similar transactions, contributed to the conclusion by our Board that the proposal by Western Express is fair to our stockholders. These terms include the following.

          - The right of our Board under certain circumstances described below and in the Merger Agreement, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals, to change its recommendation with respect to the Merger and to terminate the Merger Agreement, should we receive an unsolicited proposal that our Board determines to be a superior offer.

          - The ability of the Company to terminate the Merger Agreement in the event that Western Express is unable to finance the Merger.

          - The requirement that Western Express pay the Company a $1.0 million termination fee in the event that Western Express is unable to finance the Merger.

THE RISKS AND OTHER POTENTIALLY NEGATIVE FACTORS.

     In the course of their deliberations, our Board also considered a variety of risks and other potentially negative factors that weighed against its ultimate conclusion that the Western Express proposal is fair. These factors include the following.

     - The fact that our stockholders will not participate in any potential future growth of the Company, if there is any.

     - The risk presented by the Merger of diverting management focus and resources from taking advantage of strategic opportunities and devoting full attention to revenue and profit generating activities and operational matters in order to negotiate and close the transaction with Western Express, could materially impair our prospects as an independent company if the Merger is not consummated.

     - The risks presented by the Merger of the disruption of our relationships with our employees, customers and other third parties could be affecting our current results and stock price.

     - The risk that the Merger might not be consummated for a number of reasons, including the following:

          - If Western Express is unable to obtain financing, notwithstanding its covenants in the Merger Agreement, or if we or Western Express are unable to satisfy one or more of the other closing conditions although our Board believes that this transaction has the best chance of being completed.

          - The fact that under the terms of the Merger Agreement, we cannot solicit other acquisition proposals and must pay a termination fee of $1.5 million and up to $750,000 of expenses if the Merger Agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders in the Merger, but we do not believe this would preclude competing offers.

          - The fact that any gain realized by our stockholders as a result of the Merger generally will be taxable for U.S. federal income tax purposes to all stockholders that receive the $10.63 per share offer if the Merger is consummated may not be a situation certain individual stockholders wished to experience.

          - The fact that, pursuant to the Merger Agreement, we must generally conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the Merger or termination of the Merger Agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

          - The fact that Western Express, Western Express Acquisition and the Company's directors and executive officers may have other interests related to the Merger that are different from, or in addition to, your interests our stockholder. See "Special Factors--Interests of Certain Persons in the Merger and Certain Relationships."

     Our Board members considered these risks and other potentially negative factors in reaching their respective recommendations and determinations, but nevertheless believed they were substantially outweighed by the reasons, factors and information that were positive and that supported the proposed Merger, including the relative certainty represented by the $10.63 per share cash offer if the Merger Agreement is approved, as fair to, and in the best interests of, our stockholders.

CONSIDERATION OF THE SPECIAL FACTORS BY THE BOARD IN EVALUATING THE MERGER.

     Our Board considered these factors as a whole in reaching their respective determinations and recommendations. Our Board concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger. In addition, our Board considered the interests that certain of our directors and executive officers may have with respect to the Merger, in addition to their interests as stockholders of the Company generally, as described in the section of this Proxy Statement entitled "Special Factors--Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships."

     The foregoing discussion of factors considered by our Board is not meant to be exhaustive, but includes the material factors considered by our Board (1) in declaring that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and our stockholders, (2) in approving the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, and (3) in recommending that the Company's stockholders approve the Merger Agreement. In view of the wide variety of factors considered by our Board in connection with the evaluation of the Merger and the complexity of these matters, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. Rather, our Board made its determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our Board may have been influenced to a greater or lesser degree by different factors.

RECOMMENDATION OF OUR BOARD AND FAIRNESS OF THE MERGER

     After considering the fairness opinion of Morgan Keegan described below, and the other factors described above, our Board determined that the Merger Agreement is advisable, fair to, and in the best interests of our stockholders. Accordingly, the Board unanimously approved the Merger Agreement and now recommends that the Company's stockholders approve the Merger Agreement.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     Morgan Keegan & Company, Inc. acted as the financial advisor to the Board in connection with the Merger, and assisted the Board in its examination of the fairness, from a financial point of view, of the transactions contemplated by the Merger Agreement, to our stockholders. The Board selected Morgan Keegan as its financial advisor after contacting other investment banking firms, based upon Morgan Keegan's experience, ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions as well as its experience in the trucking industry.

     Morgan Keegan is a premier regional investment firm offering full-service investment banking and securities brokerage services. Morgan Keegan has more than 400 offices, 4,100 employees and $650 million in equity capital.

     The consideration to be offered in the Merger and other terms of the Merger were determined though arm's-length negotiations between us and Western Express. Morgan Keegan did not recommend any price per share or other from of consideration to us or that any price per share or other consideration constituted the only appropriate consideration for the Merger.

     On March 22, 2007, Morgan Keegan delivered its oral opinion to the Board to the effect that as of March 22, 2007 and based upon and subject to certain matters stated in such opinion, the consideration offered is fair, from a financial point of view, to our stockholders. That opinion was confirmed in writing as of March 22, 2007, the date on which the Merger Agreement was executed. The full text of the written opinion of Morgan Keegan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and incorporated herein by reference. The Company stockholders are urged to read the opinion in its entirety. Morgan Keegan has given its consent to the Company that a copy of its opinion be included in this Proxy Statement.

SCOPE OF ANALYSIS

     In arriving at its fairness opinion, Morgan Keegan examined certain publicly available financial and operating data as well as financial and operating data supplied by the Company and reviewed internal financial analyses and financial and operating forecasts relating to the Company's business prepared by the Company's senior management and analyzed the values of the Company's projected cash flows. The forecasts were based on past performance and projected operating and revenue improvements based on management's best judgment. Morgan Keegan also conducted other financial studies, analyses, and investigations as it deemed appropriate.

     In addition, Morgan Keegan held discussions with certain members of management and representatives of the Company concerning the Company's operations, financial conditions, and prospects and strategic objectives. The Board did not provide Morgan Keegan with instructions regarding the preparation of its fairness opinion, other than to confirm that Morgan Keegan had no obligation (i) to verify the accuracy or completeness of the information that the Company provided it or (ii) to conduct any appraisal of assets. Morgan Keegan also took into account an assessment of economic and market conditions, in general, and certain other transactions and companies deemed relevant to its inquiry, in particular.

     In performing its analysis and rendering its opinion with respect to the Merger, Morgan Keegan relied upon the accuracy and completeness of all information provided to it and did not attempt to independently verify any such information. The Company's most recent financial information that was provided to Morgan Keegan was as of and for the periods ended December 31, 2006. The Company also provided to Morgan Keegan projected financial information for the periods ended January 31, 2007 and February 28, 2007. Morgan Keegan also relied upon the assurances made by the Company's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Morgan Keegan performed no independent evaluation or appraisal of the Company's assets or liabilities. Morgan Keegan noted that nothing has come to its attention in the course of its analysis to make Morgan Keegan believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of the Company.

                               SUMMARY OF ANALYSES

     This summary of the opinion set forth in Annex B provides a description of the main elements of Morgan Keegan's presentations to the Board on December 11, 2006, December 16, 2006, March 16, 2007, and March 22, 2007. It does not purport to be a complete description of the presentations of Morgan Keegan to the Board or the analyses performed by Morgan Keegan. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analysis as a whole, could create an incomplete view of the processes underlying Morgan Keegan's opinion. In arriving at its fairness determination, Morgan Keegan considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Morgan Keegan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses, none of which by themselves is dispositive. No company or transaction in the analyses below is directly comparable to the Company or the transactions contemplated by the Merger Agreement. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected data. The analyses were prepared solely for purposes of Morgan Keegan providing its opinion to the Company's Board as to the fairness, from a financial point of view, of the merger consideration to our stockholders under the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of the Company, Morgan Keegan or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Morgan Keegan to the Company's Board was among several factors taken into consideration by the Board in making its determination to approve the Merger Agreement.

     Morgan Keegan performed a variety of financial and comparative analyses regarding the valuation of the Company, including a peer group analysis comparing the financial performance and market valuation ratios of the Company with those of publicly traded companies deemed comparable to the Company; a precedent transaction analysis reviewing previous transactions that have taken place in the Company's industry and similar industries; a discounted cash flow analysis of the Company's projected, unlevered cash flows; and a purchase price premium analysis of transactions deemed similar by Morgan Keegan for purposes of its opinion.

     Before Morgan Keegan set forth its analyses, it took into account an overview of the proposed Merger, including the price.

     The following table summarizes the valuations under each methodology utilized by Morgan Keegan in connection with its fairness opinion.

                                                                                 IMPLIED VALUE
                                                                                   PER SHARE
                                                                                ---------------
VALUATION METHODOLOGY                                                             LOW     HIGH
---------------------                                                           ------   ------
DISCOUNTED CASH FLOW ANALYSIS                                                   $ 6.88   $11.12
- Mid-point of analysis is $8.78 per share.

PREMIUM ANALYSIS (MEDIAN)                                                       $10.58   $10.68
- Transaction share price represents a 23.5% premium to closing share price on March 21, 2007.
- This premium is potentially understated given the possibility that the
  Company's share price may have decreased upon the release of information relating to the litigation settlement and softness in the Company's business.

PRECEDENT TRANSACTION ANALYSIS (MEDIAN)                                         $ 8.72   $18.51
- Gave less weight to this analysis given the vast majority of transactions contained in this analysis involved dry van carriers.
- Due to cyclicality and other factors associated with flatbed freight, a flatbed carrier is generally valued at a discount to dry van carriers.

PEER GROUP ANALYSIS (MEDIAN)                                                    $10.43   $20.47
- Appropriate for the Company to be valued at a discount to the peer group given the vast majority of companies contained in this analysis are dry van carriers, are much larger, and have a better operating ratio than the
  Company.

     Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis using the Company's management's projected, unlevered cash flows for the projected years ending December 31, 2007 through 2011. In performing its analysis, Morgan Keegan utilized a range of discount rates from 12.0% to 13.0% based on the Company's weighted average cost of capital to calculate the present value of projected cash flows. Project cash flows were discounted back to March 21, 2007. In addition, Morgan Keegan utilized a range of perpetuity growth rates from 2.5% to 3.5% to calculate an implied terminal value. These terminal values were then discounted based on these discount rates. Based on its discounted cash flow analysis, Morgan Keegan derived a range of equity values based on range of discount rates and range of perpetuity growth rates of $6.88 to $11.12 per share, with a mid-point of $8.78 per share. Morgan Keegan noted that the discounted cash flow valuation is highly dependent on a number of factors, including but not limited to the validity of the Company's management's projections, which it assumed were reasonably prepared and reflect management's best estimate and judgment regarding the future financial performance of the Company.

     Premium Analysis. In performing its purchase price premium analysis, Morgan Keegan researched transactions in which the target company was publicly traded with an enterprise value of between $50.0 million and $150.0 million since January 1, 2000. Morgan Keegan analyzed the median premium each acquirer in these transactions paid on a per-share basis for each target company's stock to the one- and five-calendar-day periods prior to the date of the announcement of the transaction. Based on its analysis, the median premium to the one-day and five-day average stock price was 24.1% and 23.3%, respectively, for such transactions. Based on this analysis, Morgan Keegan derived a range of implied equity values per share of the Company Common Stock of $10.58 to $10.68. The premium represented by the Merger consideration of $10.63 per share to the one-day and five-day average Company Common Stock price was 23.5% and 23.9%, respectively. Morgan Keegan noted that such premium is potentially understated given the possibility that the Company's share price may have decreased as a result of the information recently disclosed in the Company's Form 8-K filed March 23, 2007.

     Precedent Transaction Analysis. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed previous transactions involving companies in the trucking industry ("Precedent Transactions"). This included selected transactions with publicly-available financial data involving truckload carriers, as these businesses maintain operations most similar to the Company. A number of the Precedent Transactions analyzed were going private transactions, including Saint Acquisition Corporation's pending acquisition of Swift Transportation, Goldner Hawn Johnson & Morrison's acquisition of Transport Corporation of American, BBT Acquisition Corporation's acquisition of Boyd Bros. Transportation, Advantage Management Corporation's acquisition of Kenan Transport, a private investment group's acquisition of Landair Corporation, and High Road Acquisition Corporation's acquisition of KLLM Transport Services. This analysis also included Jefferies Capital Partners acquisition of Arnold Transportation. Morgan Keegan also noted that none of the transactions analyzed was identical to the Merger, and that BBT Acquisition Corporation's acquisition of Boyd Bros. Transportation was the only transaction analyzed that involved a flatbed carrier. In its analysis, Morgan Keegan derived valuation multiples to selected target company financial information from these Precedent Transactions. Selected multiples at the low, median and high end of the indicated ranges were then applied to the Company's relevant financial information to derive an implied per share value for the Company. The implied per share values using earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") were derived by taking the median multiples of the Precedent Transactions and applying those multiples to the Company's financial results as stated, as well as pro forma adjusted for 2006 to calculate an implied enterprise value. The pro forma adjustment included the add-back of uninsured loss plus legal expenses relating to the settlement of litigation in the fourth quarter 2006 of $1.5 million, or $948,000 net of the resulting tax benefit. From this the Company's net debt balance as of December 31, 2006 was subtracted to calculate an implied equity value. For implied per share values calculated using a multiple of book value, the book value multiple derived from this analysis was applied to the Company's book value as of December 31, 2006 to calculate and implied equity value. These implied equity values were then divided by the number of fully-diluted shares of Company Common Stock to calculate an implied value per share of Company Common Stock. Morgan Keegan also noted that certain EBIT multiples were deemed to be not meaningful because of the insignificant amount of EBIT generated by the particular target company. Based on the derived median multiples for the Precedent Transactions, Morgan Keegan derived a range of implied equity values per share of Company Common Stock of $8.72 to $18.51. Morgan Keegan gave less weight to this analysis because the vast majority of transactions analyzed involved dry van carriers. Morgan Keegan also noted that of the cyclicality and other factors associated with flatbed freight, a flatbed carrier, such as the Company, is generally valued at a discount to dry van carriers.

     Peer Group Analysis. Morgan Keegan compared financial, market and operating information of the Company with corresponding data for selected publicly-traded truckload carriers that Morgan Keegan deemed appropriate for comparison. The companies which Morgan Keegan used for purposes of this analysis were Celadon Group, Inc., Covenant Transport, Heartland Express, J.B Hunt, Knight Transportation, Marten Transport, PAM Transportation, Swift Transportation, USA Truck, Werner Enterprises, and U.S. Xpress Enterprises (collectively, the "Peer Group"). Morgan Keegan noted that none of the Peer Group was identical to the Company. While the Company derives approximately 70% of its revenue from flatbed freight and 30% of its revenue from dry van freight, ten of the eleven companies in the Peer Group derive the vast majority, if not all, their revenue from dry van freight; Marten Transport is primarily a temperature controlled carrier. Morgan Keegan believes that flatbed carriers, such as the Company, are generally valued at a discount to dry van carriers because of the cyclicality often associated with flatbed freight. Morgan Keegan noted that the Company's operating ratio, calculated on the same basis as its Peer Group (i.e., including fuel surcharges as a component of revenue) was 95.2%, compared to a Peer Group best operating ratio of 78.4%, worst operating ratio of 97.5%, and median operating ratio of 92.1%. The Company's market capitalization is lower than any in the Peer Group, with $4.0 billion as the largest market capitalization, $154.4 million as the lowest market capitalization, and $423.4 as the median market capitalization. Morgan Keegan derived valuation multiples by analyzing selected financial information and statistics for each Peer Group company. Morgan Keegan applied these valuation multiples to the Company's actual and pro forma results for fiscal years 2006, projected 2007 and projected 2008, as well as to book value of the Company as of December 31, 2006, to derive an implied range of values per share. Morgan Keegan then compared the range of implied share values to the Merger consideration of $10.63 per share. Based on the derived median multiples for the Peer Group, Morgan Keegan derived a range of implied equity values per share of Company Common Stock of $10.43 to $20.47. Morgan Keegan noted that based on the differences between the Company and its Peer Group described in the foregoing analysis, the Company should be valued at a discount to the Peer Group.

                            FEE AND OTHER INFORMATION

     Morgan Keegan was retained by the Company's Board under an engagement letter dated December 1, 2006. Pursuant to the terms of Morgan Keegan's engagement letter with the Company, the Company shall pay Morgan Keegan a retainer fee of $50,000 and an additional fee of $250,000 in connection with the delivery of its fairness opinion and has agreed to reimburse Morgan Keegan for its reasonable expenses incurred in connection with its engagement up to $15,000 without the prior consent of the Company. In addition, if the Merger is consummated, then the Company shall pay Morgan Keegan a transaction fee of $500,000; provided, however, that the retainer and fairness opinion fees shall be credited against such transaction fee. No portion of the fees paid to Morgan Keegan are contingent upon the conclusion reached in its opinion. In addition, the Company agreed to indemnify Morgan Keegan against certain liabilities arising out of or in connection with its engagement.

     None of the Company, Western Express, Western Express Acquisition nor any of their respective affiliates currently contemplates an ongoing business, consulting, financial or compensatory relationship with or involving Morgan Keegan following the Merger. However, due to Morgan Keegan's knowledge of and history in providing services to the Company, coupled with its long experience and familiarity with the trucking industry, including its contacts with the principal entities and individuals that operate within it, such relationships could develop as future events and circumstances unfold.

CONDUCT OF THE COMPANY'S BUSINESS IF THE MERGER IS NOT COMPLETED

     If the Merger is not completed, the Company's Board expects that the Company's current management will stay in office and will continue to operate the Company's business substantially as presently operated, although no assurance can be given that management will not seek other alternatives for employment. The Company will continue to consider, from time to time, all available options with respect to the future of its business and operations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND CERTAIN RELATIONSHIPS

     In considering the recommendation of the Company's Board with respect to the Merger, stockholders should be aware that the members of the Company's Board and its executive officers have interests that in the Merger that differ from, or are in addition to, stockholder interests. Each director and executive officer of the Company holds options to purchase Company Common Stock and will be entitled to accelerated vesting if applicable, and to receive payment for his options on the same terms as will be applicable to options with the same exercise prices that are held by all other the Company option holders and which payment terms are described in the section of this Proxy Statement entitled "The Merger Agreement--Stock Options." Based on current holdings as of the date of this Proxy Statement, this would result in aggregate payments to our executive offices and directors of approximately $451,620.

     The Merger Agreement provides that, for six years following completion of the Merger, the Surviving Corporation will provide directors' and officers' liability insurance coverage to the Company's current directors and officers that is the same as or substantially similar to the Company's existing policy (provided that if that amount of directors' and officers' liability insurance coverage cannot be obtained without exceeding 200% of the per annum rate of premium currently paid by the Company for such insurance, the Company will provide as much directors' and officers' liability insurance coverage as may be obtained without exceeding the 200% annual cap).

     The Board was aware of these interests and considered them along with other matters described in detail in the section of this Proxy Statement entitled "Special Factors--Recommendation of our Board and Fairness of the Merger."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles.

REGULATORY REQUIREMENTS

     Due to the size of the transactions contemplated by the Merger Agreement it is not subject to the notification and filing requirements under the Hart-Scott-Rodino Act of 1976, as amended, and the related rules of the Federal Trade Commission. The Department of Justice, the Federal Trade Commission or a government, state or private person may, however, challenge the Merger at any time before its completion. None of the Company, Western Express or Western Express Acquisition is aware of any regulatory approvals needed in order to complete the Merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following U.S. federal income tax discussion is included for general information only and is based upon present law. This summary applies only to those Company stockholders who receive cash in exchange for their shares of Company Common Stock in the Merger and does not purport to be a complete description of all of the federal income tax consequences of the Merger. The following discussion does not describe certain considerations that may be relevant to certain types of U.S. stockholders subject to special treatment under U.S. federal income tax laws, including tax-exempt organizations, insurance companies, dealers in securities, pension plans, trusts, financial institutions and stockholders who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary assumes that U.S. stockholders hold Company Common Stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this Proxy Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not and will not seek any ruling from the Internal Revenue Service (the "Service") regarding this transaction. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax and does not discuss any tax consequences to investors that are not U.S. stockholders. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

     The receipt of cash for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The federal income tax consequences for a stockholder on the receipt of cash pursuant to the Merger will vary depending upon whether the redemption of Company Common Stock is treated as a sale or exchange for federal income tax purposes or, alternatively, as a distribution. The redemption should be treated as a sale or exchange, and not as a distribution, if it (a) results in a "complete termination" of your interest in our Common Stock; (b) is "substantially disproportionate" with respect to you; or (c) is "not essentially equivalent to a dividend" as such terms are defined by applicable authorities. These three tests, which are more fully described below, are collectively referred to in this discussion as the "Redemption Tests."

     For purposes of determining whether any of the Redemption Tests are satisfied, a stockholder is treated as owning not only the shares of Common Stock actually owned, but also shares of Common Stock that are treated as constructively owned by the stockholder. A stockholder may constructively own shares of Common Stock actually owned, and in some cases constructively owned, by certain related individuals or entities treated as related to the stockholder and shares of Common Stock that the stockholder has the right to acquire by exercise of an option, warrant or a conversion right.

     The redemption will result in a "complete termination" if either (a) all of the shares actually and constructively owned by the stockholder are exchanged for cash in the Merger or (b) all of such shares actually owned by the stockholder are exchanged in the Merger and the stockholder is eligible to waive and effectively waives constructive ownership of such shares.

     The redemption will be "substantially disproportionate" with respect to a stockholder if (a) the percentage of our voting stock owned immediately after the redemption (taking into account all shares of our Common Stock redeemed pursuant to the Merger) equals less than eighty percent of the percentage of our voting stock owned by the stockholder immediately before the Merger; (b) the percentage of Common Stock owned after the redemption (taking into account the effect of all shares of Common Stock redeemed in the Merger) equals less than eighty percent of the percentage of our Common Stock owned by the stockholder immediately before the Merger; and (c) after the redemption the stockholder owns less than fifty percent of the total combined voting power of all classes of our voting stock entitled to vote (taking into account the effect of the Merger).

     The redemption will satisfy the "not essentially equivalent to a dividend" test with respect to a stockholder if, in light of his particular circumstances, the sale of Common Stock pursuant to the Merger results in a "meaningful reduction" of his interest in our Common Stock. This test may be satisfied irrespective of your failure to satisfy the complete redemption or substantially disproportionate tests.

     If the redemption of Common Stock in the Merger is treated as a sale or exchange, the stockholder will have capital gain or loss equal to the difference between the amount received pursuant to the Merger and the stockholder's federal income tax basis in such shares. If the Common Stock constitutes capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss and will be long- term capital gain or loss if the holding period for the shares exceeds one year. Gain or loss will be calculated separately for each block of shares sold pursuant to the Merger. For individual taxpayers, capital losses are generally deductible only to the extent of capital gains for the year plus ordinary income of up to $3,000. Corporate taxpayers may generally deduct capital losses only to the extent of their capital gains.

     If your redemption fails to qualify for sale or exchange treatment under the authorities described above, the gross proceeds received in the Merger will be characterized as a dividend distribution to the extent of our accumulated and/or current earnings and profits. The portion, if any, of the proceeds received in excess of the amount treated as a dividend will be treated first as a tax-free recovery of basis in the redeemed shares and then as capital gain from a sale or exchange. If the proceeds are treated as a dividend, any unrecovered tax basis in the redeemed shares shall transfer to other shares of Common Stock actually or constructively owned by the stockholder.

     A stockholder may be subject to backup withholding at a rate of 28% unless the stockholder provides a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding, or unless an exemption applies. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the stockholder subject to the withholding.

FEES AND EXPENSES

     Whether or not the Merger is completed and except as more particularly described in "The Merger Agreement--Termination of the Merger Agreement; Termination Fees and Expenses," all fees and expenses incurred in connection with the Merger will be paid by the party incurring the fees and expenses.

     The following are estimates of the fees and expenses which the Company expects to incur in connection with the Merger:

Financial Advisor Fees and Expenses................................   $  510,000
SEC Filing Fees....................................................   $    1,644
Legal Fees and Expenses............................................   $  450,000
Printing and Mailing Expenses......................................   $   20,000
Paying Agent Fees..................................................   $   10,000
Other Fees.........................................................   $    8,356
   Total...........................................................   $1,000,000

SOURCE AND AMOUNT OF FUNDS

     The maximum total amount of funds required to complete the Merger is expected to be approximately $54 million. In addition, the Company expects to incur approximately $1.0 million in costs and expenses in connection with the Merger and the related transactions, as set forth in the section of this Proxy Statement entitled "Special Factors--Fees and Expenses." The Merger Agreement provides that, subject to limited exceptions, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement. We urge stockholders to read Annex A in its entirety.

THE MERGER

     The Merger Agreement provides that, at the effective time of the Merger, Western Express Acquisition will be merged with and into the Company. The Company will continue as the surviving corporation (the "Surviving Corporation") and the separate existence of Western Express Acquisition will cease. Pursuant to the provisions of the Merger Agreement, the Merger will become effective when Articles of Merger are executed in accordance with Nevada law and filed with the Secretary of State of the State of Nevada, or at another time as Western Express, Western Express Acquisition and the Company agree and specify in the Articles of Merger.

CONVERSION OF SECURITIES

     As of the effective time of the Merger, without any further action on the part of Western Express Acquisition, the Company or the holders of any securities of Western Express Acquisition or the Company:

     - Each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger will be cancelled and extinguished and be converted into the right to receive $10.63 in cash, without interest, payable to the holder thereof upon surrender of the certificate representing such share in accordance with the Merger Agreement;

     - Each share of Western Express Acquisition common stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

     - All shares of Company Common Stock held by the Company or its subsidiaries as treasury stock prior to the effective time of the Merger will be canceled and retired, and no payment or other consideration will be made with respect thereto.

STOCK OPTIONS

     Each option to purchase shares of Company Common Stock granted under any stock option plan established by the Company for the benefit of its employees and outside directors and outstanding immediately prior to the consummation of the Merger, will become fully vested and exercisable at that time. Each holder of options to purchase Company Common Stock with an exercise price below $10.63, including each director and executive officer of the Company, will receive in cash the difference between the exercise price and $10.63 multiplied by the number of shares of Common Stock subject to that option in consideration for the cancellation of that option. Holders of options with an exercise price equal to or greater than $10.63 will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option.

     The Company will take any and all actions necessary to provide that all stock option plans will terminate and the provisions in any stock option plan or any other plan, agreement or arrangement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will be terminated, all as of the effective time of the Merger. The Company will ensure that following the effective time of the Merger no holder of a stock option or any participant in any stock option plan or any other plan, agreement or arrangement shall have any right thereunder to acquire any capital stock, or any interest in respect of any capital stock, of the Company or the Surviving Corporation.

     Additionally, Western Express has agreed not to exercise, and has agreed to cause the Surviving Corporation not to exercise after the effective time of the Merger, any right it may have under the existing stock option plans to demand the refund of any benefits received by any employees of the Surviving Corporation that the Surviving Corporation would have otherwise been entitled to demand as a result of the Merger.

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the Merger, the paying agent will mail a letter of transmittal to each holder of record of Company Common Stock immediately prior to the effective time of the Merger and whose shares are being converted into cash, for use in forwarding that holder's Company Common Stock certificates for surrender and exchange for the Merger consideration to which that stockholder has become entitled. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. After receipt of the letter of transmittal, each such holder of certificates that represented Company Common Stock prior to the Merger should surrender the certificates together with the signed letter of transmittal duly executed, and any other required documents as set forth in the letter of transmittal, to the paying agent. Thereafter, the stockholder will be entitled to receive an amount of cash equal to $10.63 multiplied by the number of shares of Company Common Stock formerly represented by that stockholder's certificate(s) and the certificate(s) will be cancelled. No interest will be paid on the cash payable upon surrender of any certificate(s). Western Express or the paying agent will be entitled to deduct and withhold from the Merger consideration those amounts Western Express or the paying agent is required to deduct and withhold from the Merger consideration by any applicable tax laws.

     From and after the effective time of the Merger, each certificate formerly representing Company Common Stock that is to be converted into cash, until surrendered and exchanged, will be deemed for all purposes to evidence only the right to receive the Merger consideration for the shares of Company Common Stock represented.

     After the Merger, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company. If, after the completion of the Merger, certificates that previously represented shares of Company Common Stock are presented for transfer, they will be canceled and exchanged for the Merger consideration under the terms of the Merger Agreement.

     If the check for this payment is to be made to a person other than the person in whose name the certificates surrendered are registered, the person requesting such payment must, prior to the payment thereof, either (a) pay to the paying agent any resulting transfer taxes or other taxes or (b) establish to the satisfaction of the Company as the Surviving Corporation, that the tax has been paid or is not applicable.

     Notwithstanding any of the above provisions, neither the paying agent, Western Express, the Company as the Surviving Corporation, nor any other person or entity will be liable to any holder of Company Common Stock for any amount paid to a public official pursuant to any applicable unclaimed property, escheat or similar laws.

ARTICLES OF INCORPORATION AND BY-LAWS; DIRECTORS AND OFFICERS

     The Merger Agreement provides that, at the effective time of the Merger, the Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") and Bylaws will be amended to be in the form to be provided by Western Express Acquisition. In addition, the Merger Agreement provides that at the closing date of the Merger Agreement, the directors of Western Express Acquisition will be the directors of the Surviving Corporation and the directors of the Surviving Corporation will appoint the officers of the Surviving Corporation. It is anticipated that all of the current officers of the Company will be officers of the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by Western Express, Western Express Acquisition and/or the Company, many of which are subject to certain knowledge or materiality qualifications, relating to, among other things:

     - The organization and similar corporate matters of Western Express, Western Express Acquisition, the Company and the Company's subsidiaries;

     -    The capital structure of the Company;

     - Required consents and approvals or conflicts under articles of incorporation, bylaws or agreements, or violations of law;

     - Permits and compliance with laws with respect to the Company and its subsidiaries;

     - The accuracy of information supplied by the Company, Western Express and Western Express Acquisition in connection with this Proxy Statement;

     - The accuracy of filings made by the Company with the SEC under the Exchange Act since January 1, 2004;

     -    Tax matters of the Company and its subsidiaries;

     -    Actions and proceedings affecting the Company and its subsidiaries;

     - Employee agreements, benefit plans, employees and other employment related matters and practices of the Company and its subsidiaries;

     - Technology and intellectual property rights of the Company and its subsidiaries;

     -    Title to assets of the Company and its subsidiaries;

     -    Required stockholder votes with respect to the Company;

     - Environmental matters with respect to the Company and its subsidiaries;

     -    Opinion of Morgan Keegan as financial adviser to the Company;

     - Board of directors direction that the Merger Agreement and the transactions contemplated therein by submitted to the Company's stockholders for approval;

     -    Insurance with respect to the Company and its subsidiaries; and

     - The applicability of certain provisions of Nevada law related to the transaction.

     -    The relationships the Company has with certain of its large customers.

COVENANTS RELATING TO THE CONDUCT OF THE COMPANY'S BUSINESS

     The Company has agreed, among other things, that until the effective time of the Merger and except as otherwise expressly contemplated or permitted by the Merger Agreement or except as otherwise agreed by Western Express, the Company and its subsidiaries will, in all material respects, carry on their business in the ordinary course consistent with past practices and, among other things and subject to certain exceptions as set forth in the Merger Agreement, will not:

     - Enter into a new line of business or engage in any material acquisitions;

     - Amend its articles of incorporation or bylaws or any other similar organizational documents;

     - Declare or pay any dividends on, or make any other distributions with respect to it or its subsidiaries' capital stock or permit it or its subsidiaries to adjust, split, combine or reclassify any such capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any of its capital stock or redeem, purchase or otherwise acquire any of such capital stock;

     - Enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any compensation, severance, retention, profit sharing, stock option or equity-linked pension or retirement plan, agreement or arrangement or enter into or amend any employment or severance agreement except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of it or its subsidiaries, except as set forth in the Agreement;

     - Make any acquisition, whether by purchaser of stock or assets, of any person or division or business of any person;

     - Sell, lease, exchange, transfer or dispose of any assets except for tractors and trailers in accordance with the capital budget of the Company or in the ordinary course of business;

     - Mortgage, pledge, hypothecate, grant any security interest in any assets;

     - Pay, discharge or satisfy any material claims or compromise, settle, grant any waiver or release relating to, any material litigation other than the settlement of certain Litigation permitted under the Merger Agreement;

     - Engage in any transaction with, or enter into any new agreement, arrangement or understanding with any of its affiliates;

     - Make or change any tax election, amend any tax return or settle any tax liability;

     - Take any action that would, or would reasonably be expected to, result in any of the representations and warranties made by it in the Merger Agreement becoming untrue, or result in certain of the conditions to the Merger not being satisfied, or result in a material adverse effect on the Company;

     - Adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

     - Incur or assume any indebtedness or off-balance sheet financing obligations;

     - Enter into certain material commitments or transactions that will limit it or its subsidiaries' ability to compete with or conduct any business or line of business;

     -    Modify, terminate or enter any material contract; or

     - Enter into an agreement, contract commitment or arrangement to do any of the foregoing.

OTHER COVENANTS

     The Company, Western Express and Western Express Acquisition each agrees to use its reasonable efforts to take all action necessary or advisable under any applicable law and the Articles of Incorporation and Bylaws of the Company to consummate the Merger and related transactions. Each of the parties will use reasonable efforts to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and to assist Western Express and Western Express Acquisition in obtaining financing. Each of the parties will also furnish to the other parties any necessary information and reasonable assistance as the other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by a party with, or any other information supplied by a party to, a governmental entity in connection with the Merger Agreement and related transactions.

     Until the effective time of the Merger, the Company, or its Board where applicable, will:

     - To the extent permitted or allowed by Nevada law, use its reasonable best efforts to grant any approvals or take such actions as required by any "moratorium," "control share," "fair price," or other antitakeover laws which may become applicable to the Merger or any related transactions so that the Merger or any related transactions may be consummated;

     - Afford to Western Express Acquisition and its authorized representatives, including consultants, advisors, lenders and financing sources, reasonable access during normal business hours upon reasonable prior written notice to all of its premises, properties, contracts, commitments, data, books and records and personnel, will use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to Western Express Acquisition for investigation, and furnish promptly to Western Express Acquisition (i) a copy of any document filed or received by it before the effective time of the Merger pursuant to the requirements of federal or state securities laws and

          (ii) all other information concerning its business, properties and personnel as Western Express Acquisition may reasonably request; and

     - Use its reasonable efforts to keep Western Express and Western Express Acquisition updated as to the status of the business of the Company and its subsidiaries taken as a whole and shall afford Western Express and Western Express Acquisition reasonable access to its management, attorneys, accountants, investment bankers, lenders and other creditors in order to allow Parent and Purchaser to make such investigation as it shall reasonably deem necessary of the Company's and its subsidiaries' respective affairs and provide any relevant information concerning the Company's and its subsidiaries' business, properties and personnel as Western Express may reasonably request. In addition, the Company will use its commercially reasonable efforts to facilitate contacts between Western Express and the lenders to the Company and its subsidiaries for the purposes of attempting to obtain such waivers or consents as may be required to prevent financing provided by such lenders from being accelerated as a result of "change in control" or similar provisions.

     - Give prompt notice to Western Express of (i) any representation or warranty made by the Company becoming untrue or inaccurate in such respect that the closing condition regarding representations and warranties in the Merger Agreement would not be satisfied or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     Further, Western Express agrees that (i) it will use commercially reasonable efforts to finalize and consummate the financing to consummate the Merger and (ii) will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to finalize and consummate such financing.

RESTRICTIONS ON NEGOTIATING AND ENTERING INTO ALTERNATIVE TRANSACTIONS AND ON WITHDRAWING THE RECOMMENDATION WITH RESPECT TO THE MERGER.

     The Company agreed that it and its subsidiaries will, and each will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, and other agents and other representatives to, cease and terminate any existing activities, discussions or negotiations with any parties other than Western Express conducted prior to the Merger Agreement with respect to an acquisition proposal. The Company further agreed that neither it nor its subsidiaries will, nor will either authorize or permit any of their representatives to, directly or indirectly;

     - Solicit, initiate or knowingly encourage any inquiries or the making or of any submission or any proposal that is reasonably likely to result in an alternative acquisition proposal;

     - Participate or engage in any discussions or negotiations with or disclose any non-public information to any person that has made an acquisition proposal or to any person in contemplation of an acquisition proposal; or

     -    Accept an alternative acquisition proposal.

     The Company and its Board may, however, take the actions in the second and third bullets set forth immediately above if prior to holding the vote of the Company's stockholders to approve the Merger Agreement:

     - It receives a bona fide unsolicited written proposal from a party other than Western Express;

     - The Board determines that it is reasonably likely to result in a Superior Proposal (defined below) after consultation with its financial advisors;

     - The Board determines in good faith after consultation with outside counsel that participating in negotiations with or furnishing information to the third party is required by the Board's fiduciary duties; and

     - The Board provides written notice to Western Express that it has received a Superior Proposal, specifying the material terms and conditions of the proposal and identifying the person, entity or group making the proposal, except if any confidentiality agreement in effect prior to the execution of the Merger Agreement precludes such identification.

     Even if the conditions set forth above are satisfied, the Company may not participate in negotiations with or furnish information to the third party until the third business day after Western Express receives the written notice of the Superior Proposal. Additionally, the Company may not accept the proposal or enter into any agreement with the third party providing for or relating to an Acquisition Proposal (an "Alternative Definitive Agreement") until three business days after Western Express receives the notice and the Company has terminated the Merger Agreement pursuant to Section 7.1(f) thereof, paid the termination fee and reimbursed Western Express for expenses as required by the Merger Agreement. See "--Termination of the Merger Agreement; Termination Fees and Expenses" for a description of the Company's obligation to pay a fee and to pay Western Express's expenses upon termination of the Merger Agreement.

     Except as described below, the Board may not withdraw or publicly propose to withdraw the Board's approval of the Merger Agreement or the transactions contemplated in the Merger Agreement or recommend, adopt or approve another acquisition proposal (an "Adverse Recommendation Change"). The Board may, however, make an Adverse Recommendation Change if prior to obtaining the requisite vote of the Company's stockholders approving the Merger Agreement and the transactions contemplated therein:

     - The Company receives an unsolicited Acquisition Proposal that it believes in good faith is a "Superior Proposal";

     - The Board determines in good faith based on the advice of its financial advisors that the transaction agreed to by Western Express in writing received by the Company prior to the Adverse Recommendation Change is not at least as favorable to the Company and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as the Superior Proposal;

     - The Board determines in good faith after consultation with its outside counsel that making the Adverse Recommendation Change is required by the fiduciary duties of the Board; and

     - The Board provides written notice to Western Express that it has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person or group making the Superior Proposal, except if any confidentiality agreement in effect prior to the execution of the Merger Agreement precludes such identification.

     The Board may not make the Adverse Recommendation Change until the third business day after Western Express has received notice of the Superior Proposal from the Board.

     For purposes of the Merger Agreement:

     - "Acquisition Proposal" means any bona fide proposal made by a third party, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, or other similar transaction that if consummated would result in any person or persons beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

     - "Superior Proposal" means any bona fide written Acquisition Proposal (provided that for purposes of this definition, references to "10% or more" in the definition of "Acquisition Proposal" shall instead be deemed to be references to "at least a majority") that was not solicited by the Company or any of its subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, which a majority of the Board determines in good faith after receiving the advice of its independent financial and legal advisors, and after taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the party making such Acquisition Proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such Acquisition Proposal relative to those required pursuant to this Agreement, to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction agreed to by Western Express in writing received by the Company prior to an Adverse Recommendation Change.

COVENANTS REGARDING STOCKHOLDER MEETING

     In the Merger Agreement, the Company agreed, as soon as reasonably practicable, to prepare and file with the SEC this Proxy Statement and to take all steps necessary to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of securing the Company stockholders' approval of the Merger. In addition, the Company has agreed that its Board, subject to its fiduciary duties, will recommend to the Company's stockholders the approval of the Merger Agreement and the transactions contemplated thereby.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that, for six years following completion of the Merger, the Company as the Surviving Corporation will provide directors' and officers' liability insurance coverage to the Company's current directors and officers that is the same as or substantially similar to the Company's existing policy (provided that if that amount of directors' and officers' liability insurance coverage cannot be obtained without exceeding 200% or more of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance, the Company will provide as much directors' and officers' liability insurance coverage as may be obtained without exceeding the 200% annual cap).

CONDITIONS PRECEDENT TO THE MERGER

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each party prior to the Merger of the following conditions:

     - No statute, rule, order, decree or regulation has been enacted or promulgated, and no action has been taken, by any governmental entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

     - The Merger has been approved by the affirmative vote of a majority of the voting power of the outstanding shares of the Company entitled to vote, voting as a single class;

     - Other than filing the Articles of Merger with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, all authorizations, consents and approvals of all governmental entities required to be obtained prior to consummation of the Merger have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate would not have or result in a material adverse effect on any party to the Merger Agreement;

     - The representations and warranties of the other party set forth in the Merger Agreement are true and correct as of the closing of the Merger; and

     - The performance in all material respects by each party of their obligations under or pursuant to the Merger Agreement, which are required to be performed by them at or prior to the Merger.

     In addition, the obligations of Western Express and Western Express Acquisition to effect the Merger are subject to the satisfaction or waiver of the following conditions, among others:

     - No suit, action or proceeding (i) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Western Express or Western Express Acquisition of a substantial portion of the business assets of the Company or its subsidiaries; (ii) seeking to require any material portion of the business or assets of the Company and its subsidiaries to be disposed of or held separate; or (iii) seeking to restrain, preclude, enjoin or prohibit the Merger or any related transaction;

     - All material consents and approvals necessary to the consummation of the Merger and any related transactions that are identified in the Merger Agreement;

     - Western Express has received the notices of resignation of each of the then-current members of the Board;

     - There has been no event of series of events that has had or would reasonably be expected to have a material adverse effect on the Company;

     - All amounts owed to the Company or its subsidiaries by any affiliate or family member thereof shall have been repaid in full; and

     - No holder of Class B Stock shall have exercised, or given notice of their intent to exercise, his, her, or its dissenters' rights.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES AND EXPENSES

     Termination

     The Merger Agreement may be terminated at any time by the mutual written consent of the Company and Western Express. The Merger Agreement may be terminated at any time by the Company or Western Express upon written notice to the other if:

     - The Merger is not completed on or before September 18, 2007, provided that the right to terminate the Merger Agreement for this reason is not available to a party whose failure to fulfill any material obligation of the Merger Agreement is the cause of or results in the failure to consummate the merger on or before September 18, 2007;

     - Any statute, rule, order, decree or regulation is issued, or other action is taken by, a governmental entity which permanently restrains, enjoins or otherwise prohibits the Merger and is final and not-appealable; or

     - The Company's stockholders do not approve the Merger Agreement, except that the Company's right to terminate the Merger Agreement for this reason shall not apply if the reason for the stockholders' failure to approve is due to the breach in any material respect of the obligations of the Company or its Board described herein under "The Merger Agreement--Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger," or because the Company fails to hold the stockholders meeting required to seek approval of the Merger Agreement and the related transactions.

     The Company may terminate the Merger Agreement:

     - If there is a material violation, breach or any inaccuracy in any of the representations, warranties, covenants or agreements of Western Express (i) that renders the satisfaction of any conditions to the obligation of the Company impossible and the Company does not waive the violation or breach; and (ii) the violation or breach is not cured within thirty days after Western Express receives written notice of the breach from the Company or which by its nature cannot be cured by September 18, 2007.

     - If, under the circumstances set forth in "The Merger Agreement--Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger," the Company complies with its obligations described therein with respect to accepting or recommending a Superior Proposal and it pays Western Express the $1.5 million termination fee and up to $750,000 in reimbursement of expenses as described below.

     Western Express may terminate the Merger Agreement if:

     - There is a material violation, breach or any inaccuracy in any of the representations, warranties, covenants or agreements of the Company
          (i) that renders the satisfaction of any conditions to the obligation of Western Express impossible and Western Express does not waive the violation or breach; and (ii) the violation or breach is not cured within thirty days after the Company receives written notice of the breach from Western Express or which by its nature cannot be cured by September 18, 2007.

     - (1) The Board or any committee thereof shall have made an Adverse Recommendation Change, (2) the Company shall have entered into an Alternative Definitive Agreement, (3) the Company shall have failed to hold the Special Meeting by September 14, 2007 or removed the Merger Agreement from consideration at the Special Meeting in the absence of (1) or (2), or (4) the Company, its Board or any committee thereof shall have resolved to do any of the foregoing.

     Termination Fees and Expenses

     Except as described below in which the Company may be obligated to reimburse Western Express for up to $750,000 of expenses, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring those costs and expenses, whether or not the Merger is consummated.

     The Company is required to pay a $1.5 million termination fee and up to $750,000 of expenses to Western Express if:

     - Western Express terminates the Merger Agreement because the Board has made an Adverse Recommendation Change;

     - Western Express terminates the Merger Agreement because the Company shall have failed to hold the Special Meeting by September 14, 2007;

     - The Company terminates the Merger Agreement due to entering into an Alternative Definitive Agreement;

     The Company is required to reimburse Western Express for expenses of up to $750,000 if:

     - an Acquisition Proposal has been proposed by any person (other than Western Express and Western Express Acquisition or any of their respective affiliates) or any person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company's directors or officers, or its stockholders generally and thereafter the Merger Agreement is terminated by

          - Western Express because the Merger Agreement was not consummated by the September 18, 2007, and at such time the Company was in material breach of the Merger Agreement;

          - The Company or Western Express because the stockholders failed to adopt the Merger Agreement at the Special Meeting; or

          - Western Express because of a material breach of the representations, warranties or covenants of the Company that make it impossible to close and such breach has not been or cannot be cured by the Outside Date, then SMXC shall pay Western its Expenses upon termination of the Merger Agreement.

     In addition to the reimbursement of up to $750,000 of expenses, the Company is required to pay a termination fee of $1.5 million if, within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries enters into an Alternative Definitive Agreement pursuant to which an Acquisition Proposal is consummated within or after such 12-month period or consummates an Acquisition Proposal. In addition, if the Merger Agreement was terminated by Western Express because the Merger Agreement was not consummated by the September 18, 2007, and the Company did not reimburse Western Express for up to $750,000 of expenses because at such time the Company had not failed to fulfill any material obligation under the Merger Agreement or was not in material breach of the Merger Agreement, then upon the consummation of such Acquisition Proposal, the Company is required to reimburse Western Express for such expenses not in excess of $750,000. For purposes of this section of this Proxy Statement entitled "The Merger Agreement--Termination of the Merger Agreement; Termination Fees and Expenses" references to "10% or more" in the definition of "Acquisition Proposal" shall instead be deemed to be references to "at least a majority".

     Western Express is required to pay a $1.0 million termination fee to the Company under the following circumstances:

     - If the conditions to the obligations of Western Express and Western Express Acquisition to effect the Merger under the Merger Agreement are satisfied or waived, and Western Express has at all times used its commercially reasonable efforts to finalize and consummate the financing to consummate the Merger and is not otherwise in material breach of the Merger Agreement, and nonetheless the Merger has not been consummated on or before September 18, 2007 in whole or in material part due to the failure of such financing to be consummated.

                             BUSINESS OF THE COMPANY

THE COMPANY

     The Company is a truckload carrier that provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market. We use our "Smithway Network" of computer-connected field offices, commission agencies, and company-owned terminals to offer comprehensive truckload transportation services to shippers located predominantly between the Rocky Mountains in the West and the Appalachian Mountains in the East, and in eight Canadian provinces.

     The Company was incorporated in Nevada in January 1995 to serve as a holding company and conduct our initial public offering, which occurred in June 1996. References to the "Company", "Smithway", "we", "us", or "our" herein refer to the consolidated operations of Smithway Motor Xpress Corp. and its wholly owned subsidiaries, Smithway Motor Xpress, Inc., an Iowa corporation, East West Motor Express, Inc., a South Dakota corporation, SMSD Acquisition Corp., a South Dakota corporation, and New Horizons Leasing, Inc., an Iowa corporation.

     Our headquarters are located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, and our website address is www.smxc.com. Information on our website is not incorporated by reference into this Proxy Statement. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all other reports we file with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website or through the Securities and Exchange Commission's website located at www.sec.gov.

OPERATIONS

     We integrate our sales and dispatch functions throughout our computer-connected "Smithway Network." The Smithway Network consists of our headquarters in Fort Dodge, Iowa and 10 terminals, field offices, and independent agencies. The headquarters and 9 terminals and field offices are managed by Smithway employees, while our agency terminal is managed by an independent commission agent. The customer sales representatives and agents at each location have front-line responsibility for booking freight in their regions. Fleet managers at the Fort Dodge, Iowa headquarters coordinate all load movements via computer link to optimize load selection and promote proper fleet balance among regions. Sales and dispatch functions for traffic are generally performed at terminals within the sales region.

CUSTOMERS AND MARKETING

     Our sales force includes eight sales representatives, personnel at ten terminals and field offices, and one independent commission agent. National sales representatives focus on national customers, while sales personnel at terminals, field offices, and agencies are responsible for regional customer contact. Our sales force emphasizes rapid response time to customer requests for equipment, undamaged and on-time pickup and delivery, one of the nation's largest fleets of flatbed equipment, safe and professional drivers, logistics management, dedicated fleet capability, and our strategically located Smithway Network. We believe that few other carriers operating principally in the Midwest flatbed market offer similar size and service. Consequently, we seek primarily service-sensitive freight rather than competing for all freight on the basis of price.

     In 2006, our top 50, 25, ten, and five customers accounted for approximately 64%, 54%, 36%, and 25% of revenue, respectively.

TECHNOLOGY

     We utilize an operating system and freight selection software to improve the efficiency of our operations. This software was designed specifically for the trucking industry to allow managers to coordinate available equipment with the transportation needs of customers, monitor truck productivity and fuel consumption, and schedule regular equipment maintenance. It also is designed to allow immediate access to current information regarding driver and equipment status and location, special load and equipment instructions, routing, and dispatching.

     We operate on-board communication units in all company-owned tractors and offer rental of these units as an option to our independent contractors. Drivers can immediately report breakdowns or other emergency conditions. The system enables us to advise customers of the location of freight in transit through its hourly position reports of each tractor's location.

     We also offer our customers electronic data interchange, which allows customers to communicate directly with us via computer link or the Internet and obtain location updates of in-transit freight, expected delivery times, and account payment instructions.

DRIVERS, INDEPENDENT CONTRACTORS, AND OTHER PERSONNEL

     We seek company and independent contractor drivers who safely manage their equipment and treat freight transportation as a business. We have historically operated a fleet comprised of substantial numbers of both company-owned and independent contractor tractors. We believe a mixed fleet offers competitive advantages because we are able to recruit from both driver pools. We intend to retain a mixed fleet in the future to ensure that recruiting efforts toward either group are not damaged by becoming categorized as predominantly either a company-owned or independent contractor fleet, although several factors may cause fluctuations in the fleet mix from time-to-time.

     We have implemented several policies to promote driver and independent contractor recruiting and retention. These include increases in pay rates and non-monetary methods which include updating our tractor fleet, maintaining an open-door policy with easy access to senior executives, appointing an advisory board comprised of top drivers and independent contractors to consult with management, and assigning each driver and independent contractor to a particular driver manager to ensure personal contact. In addition, we operate over relatively short-to-medium distances (611-mile average length of haul in 2006) to return drivers home as frequently as possible.

     We are not a party to a collective bargaining agreement and our employees are not represented by a union. At December 31, 2006, we had 789 company drivers, 247 non-driver employees, and 474 independent contractors. We believe that we have good relationships with our employees and independent contractors.

SAFETY AND INSURANCE

     Our active safety and loss prevention program has resulted in the Department of Transportation's highest safety and fitness rating (satisfactory) and numerous safety awards. Our safety and loss prevention program includes pre-screening, initial orientation, six weeks of on-the-road training for drivers without substantial experience, and safety bonuses.

     We maintain insurance covering losses in excess of a $250,000 self-insured retention for casualty insurance, which includes cargo loss, personal injury, property damage, and physical damage claims. We also have a $250,000 self-insured retention for workers' compensation claims in states where a self-insured retention is allowed. Our primary casualty and workers' compensation insurance policies have a limit of $2.0 million per occurrence. We reinstated excess coverage on February 1, 2005, which covers losses above our primary policy limit of $2.0 million up to a per claim loss limit of $5.0 million. All policies are scheduled for renewal in July 2007. Claims that exceed the limits of insurance coverage, or for which coverage is not provided, may cause our financial condition and results of operations to suffer a materially adverse effect.

REVENUE EQUIPMENT

     Our equipment strategy for company-owned tractors (as opposed to independent contractors' tractors) is to operate tractors for a period that balances capital expenditure requirements, disposition values, driver acceptability, repair and maintenance expense, and fuel efficiency. In 2004, we began to replace our tractor fleet in order to shorten our tractor trade cycle to approximately 500,000 miles. We plan to routinely replace approximately 25% of our company tractors annually. Increased costs associated with the manufacturing of the new, EPA-compliant engines, changes in the market for used tractors, and difficult market conditions faced by tractor manufacturers may result in increased equipment prices and increased operating expenses.

     We operate conventional (engine forward) tractors with standard engine and drivetrain components, and trailers with standard brakes and tires to minimize our inventory of spare parts. All equipment is subject to our regular maintenance program, and also is inspected and maintained each time it passes through one of our maintenance facilities.

     The following table shows the number of units and average age of company-owned revenue equipment as of the indicated dates. The beginning and end of period numbers include only tractors and trailers that were available for dispatch.

                                           Year ended December 31,
                                           -----------------------
                                             2004    2005    2006
                                            -----   -----   -----
TRACTORS
   Beginning of Period                        750     794     782
      Acquired                                279     252     225
      Disposed                               (212)   (233)   (233)
      Change in availability of tractors      (23)    (31)      1
   End of Period                              794     782     775
Average age at end of period (in months)       36      29      24

TRAILERS
   Beginning of Period                      1,968   1,771   1,721
      Acquired                                  3     340     390
      Disposed                               (200)   (390)   (373)
   End of Period                            1,771   1,721   1,738
Average age at end of period (in months)       78      69      59

     During 2007, we plan to acquire 150 new tractors and 607 new trailers to replace old tractors and trailers.

COMPETITION

     The truckload segment of the trucking industry is highly competitive and fragmented, and no carrier or group of carriers dominates the flatbed or van market. We compete primarily with other regional, short-to-medium-haul carriers and private truck fleets used by shippers to transport their own products in proprietary equipment. Competition is based primarily upon service and price. We also compete to a limited extent with rail and rail-truck intermodal service, but attempt to limit this competition by seeking service-sensitive freight and focusing on short-to-medium lengths of haul. Although we believe the 853 company drivers and independent contractors dedicated to our flatbed operation at December 31, 2006 rank our flatbed division among the ten largest such fleets in that industry segment, there are other trucking companies, including diversified carriers with large flatbed fleets, that possess substantially greater financial resources and operate more equipment than us.

FUEL AVAILABILITY AND COST

     We actively manage fuel costs. Company drivers purchase virtually all of our fuel through service centers with which we have volume purchasing arrangements. Most of our contracts with customers contain fuel surcharge provisions and we also attempt to recover increases in fuel prices through higher rates. However, increases in fuel prices generally are not fully offset through these measures.

     Shortages of fuel, increases in fuel prices, or rationing of petroleum products could have a materially adverse effect on our operations and profitability. It is uncertain whether fuel prices will continue to increase or will decrease, or the extent to which we can recoup a portion of these costs through fuel surcharges.

REGULATION

     We are a motor carrier regulated by the U.S. Department of Transportation and other federal and state agencies. Our business activities in the United States are subject to broad federal, state and local laws and regulations beyond those applicable to most business activities. Our regulated business activities include, but are not limited to, service area, routes traveled, equipment specifications, commodities transported, rates and charges, accounting systems, financial reporting and insurance coverages. Our Canadian business activities are subject to similar requirements imposed by the laws and regulations of the Dominion of Canada and provincial laws and regulations. Motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation and by Canadian provincial authorities. Matters such as weight and equipment dimensions are also subject to federal, state and provincial regulations.

     The Federal Motor Carrier Safety Administration of the U.S. Department of Transportation made significant changes to the regulations governing the hours of service for drivers of commercial motor vehicles that carry freight. Truckload carriers were required to comply with the revised regulations effective October 1, 2005, with a transitional period of compliance and enforcement from October 1, 2005 through December 31, 2005. In general, the new regulations are intended to increase safety by giving drivers more opportunity to rest and obtain restorative sleep during each work cycle by, for example, increasing the minimum off duty time during each work cycle. The maximum on-duty period after which a driver may no longer drive was shortened and can no longer be extended by time spent off duty (such as meal stops and other rest breaks) once the on-duty period has begun. Therefore, delays during a driver's on-duty time (such as those caused by loading/unloading problems) may limit drivers' available hours behind the wheel, particularly if such delays occur late in an on-duty period. This, and other operational issues that the new rules may create, could increase our operating costs.

     The Environmental Protection Agency adopted new emissions control regulations, which require progressive reductions in exhaust emissions from diesel engines manufactured on or after October 1, 2002. The initial reduction became effective October 1, 2002, with more stringent reductions scheduled to become effective on January 1, 2007 and 2010. Among other things, the regulations require diesel engines to use exhaust gas recirculation technology. Compliance with the regulations has increased the cost of our new tractors and operating expenses while reducing fuel economy and it is anticipated that the 2007 and 2010 changes will further adversely impact those areas.

     We are subject to federal, state, provincial and local environmental laws and regulations. We believe that we are in substantial compliance with such laws and regulations. However, continuing costs of such compliance may have a material adverse effect on our competitive position, operations or financial condition or require a material increase in currently anticipated capital expenditures.

PROPERTIES

     Our headquarters consists of 38,340 square feet of office space and 51,000 square feet of equipment maintenance and wash facilities, located on 31 acres near Fort Dodge, Iowa. The Smithway Network consists of locations in or near the following cities with the facilities noted:

                                              Driver                                       Lease
                             Maintenance   Recruitment   Dispatch   Sales   Ownership    Expiration
                             -----------   -----------   --------   -----   ---------   -----------
     Company Locations
Birmingham, Alabama.......                      X            X        X     Leased      May 2007
Black Hawk, South Dakota..        X             X            X        X     Owned
Chicago, Illinois.........                                   X        X     Owned
Des Moines, Iowa..........        X                          X        X     Owned
Fort Dodge, Iowa..........        X             X            X        X     Owned
Joplin, Missouri..........                                   X        X     Leased      May 2007
McPherson, Kansas.........        X                          X        X     Owned
Oklahoma City, Oklahoma...        X             X            X        X     Owned
Oshkosh, Wisconsin........                                   X        X     Leased      Monthly
Phoenix, Arizona..........                                   X        X     Leased      August 2007
      Agent Location
Toledo, Ohio..............                                   X        X     By Agent

LEGAL PROCEEDINGS

     From time-to-time we are party to litigation and administrative proceedings arising in the ordinary course of business. These proceedings primarily involve claims for personal injury and property damage incurred in the transportation of freight. We are not aware of any claims or threatened claims that might have a materially adverse effect upon our results of operations or financial position or cash flows.

MANAGEMENT

     Information concerning the names, ages, positions with us, tenure as a director and business experience of our directors and other executive officers is set forth below. All references to experience with us include positions with our operating subsidiary, Smithway Motor Xpress, Inc.

NAME                     AGE                      POSITION                  DIRECTOR SINCE
----                     ---   ------------------------------------------   --------------
G. Larry Owens            69   Chairman of the Board, Chief Executive            1996
                               Officer, President, Secretary and Director
Terry G. Christenberry    60   Director                                          1996
Labh S. Hira              58   Director                                          2004
Herbert D. Ihle           67   Director                                          1996
Marlys L. Smith           67   Director                                          2004
Douglas C. Sandvig        42   Senior Vice President, Chief Financial              --
                               Officer and Treasurer
Chad A. Johnson           41   Vice President of Vehicle Operations                --

     G. LARRY OWENS was appointed as Chief Executive Officer, President and Secretary on March 5, 2004, and Chairman of the Board on April 2, 2004. Mr. Owens had served prior to that time as Executive Vice President and Chief Financial Officer from January 1993 and Chief Administrative Officer from August 2001. Mr. Owens also served as Chief Operating Officer from May 1998 to August 2001. Prior to joining us, Mr. Owens spent twenty-five years in the banking industry, most recently from 1982 through 1992 as President of Boatmen's Bancshares' regional banks in Spencer and Fort Dodge, Iowa.

     TERRY G. CHRISTENBERRY has been the President and a director of Christenberry, Collet & Company, Inc., an investment banking firm located in Kansas City, Missouri, since its incorporation in June 1994. From September 1986 to June 1994, Mr. Christenberry was Executive Vice President and a director of H.B. Oppenheimer & Company, Inc., also an investment banking firm located in Kansas City, Missouri.

     LABH S. HIRA has served as the dean of the College of Business at Iowa State University since July 2001. Prior to serving as dean, Dr. Hira served the College of Business at Iowa State University as Senior Associate Dean from 2000 through July 2001 and as Associate Dean from 1996 through 2000. Dr. Hira joined the Iowa State faculty in 1982. Dr. Hira specializes in the taxation of retirement and insurance products with financial accounting being his teaching focus. Dr. Hira has a Ph.D. in Agricultural Economics from the University of Missouri - Columbia.

     HERBERT D. IHLE has been President and owner of Diversified Financial Services, a Bonita Springs, Florida, management and financial services consulting firm, since 1989. From 1990 to 1992, Mr. Ihle served as Senior Vice President - Finance and Controller for Northwest Airlines, and from 1963 to 1989 served in various positions, including Executive Vice President - Finance, for Pillsbury Co. Mr. Ihle also served as past Chairman of the Board of Regents of Waldorf College in Forest City, Iowa, and is a past director of Lutheran Brotherhood Insurance Company.

     MARLYS L. SMITH served in various non-executive capacities for us between March 1990 and March 1995, and has been one of our controlling stockholders since 1995.

     DOUGLAS C. SANDVIG was appointed Chief Financial Officer on March 5, 2004, and has held the title of Senior Vice President since February 2003 and Treasurer since October 2003. Mr. Sandvig served as Controller from July 1997 to March 2004 and Chief Accounting Officer from May 2000 to March 2004. Mr. Sandvig also served as Vice President from September 2002 to February 2003. Prior to joining us, Mr. Sandvig worked as a certified public accountant with a regional public accounting firm from 1990 to 1997.

     CHAD A. JOHNSON has served as Vice President of Vehicle Operations since joining us in August 2003. Prior to joining us, Mr. Johnson was employed by Ruan Transportation Management Systems, a transportation management company. Mr. Johnson was employed by Ruan for approximately 19 years during which time he worked in many different capacities, including, most recently, from January 2001 until August 2003, as Vice President - Vehicle Maintenance, from July 2000 through December 2000 as Director of Operations - Vehicle Services, from June 1999 through June 2000 as Director of Vehicle Maintenance, and from January 1997 through May 1999 as Corporate Operations Manager.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 9, 2007, the number and percentage of outstanding shares of Class A and Class B Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director, by each named executive officer, and by all of our directors and executive officers as a group. We had outstanding 3,991,124 shares of Class A Common Stock (each entitled to one vote) and 1,000,000 shares of Class B Common Stock (each entitled to two votes) as of April 9, 2007. Unless otherwise noted, the business address for all persons indicated below is 2031 Quail Avenue, Fort Dodge, Iowa 50501.

                                                                                   PERCENTAGE OF
                                                                                OUTSTANDING SHARES
                                                                            --------------------------
                                                        AMOUNT AND NATURE   CLASS A   CLASS B
NAME OF BENEFICIAL OWNER                                  OF BENEFICIAL      COMMON    COMMON   COMMON
OR IDENTITY OF GROUP                TITLE OF CLASS        OWNERSHIP (1)      STOCK     STOCK     STOCK
------------------------         --------------------   -----------------   -------   -------   ------
DIRECTORS AND EXECUTIVE
   OFFICERS:
G. Larry Owens                   Class A Common Stock        265,725(2)       6.7%        --      5.3%
Terry G. Christenberry           Class A Common Stock         29,800(3)         *         --        *
Labh S. Hira                     Class A Common Stock          6,000(4)         *         --        *
Herbert D. Ihle                  Class A Common Stock         18,000(5)         *         --        *
Marlys L. Smith                  Class A Common Stock      1,089,856(6)      27.3%        --     21.8%
                                 Class B Common Stock      1,000,000(6)        --      100.0%    20.0%
Douglas C. Sandvig               Class A Common Stock         22,600(7)         *         --        *
Chad A. Johnson                  Class A Common Stock         20,000(8)         *         --        *
Executive officers and
   directors as a group
   (7 persons)                   Class A Common Stock      1,451,981(9)      35.7%        --     28.7%
                                 Class B Common Stock      1,000,000(9)        --      100.0%    20.0%

5% OR GREATER STOCKHOLDERS
Mesirow Financial Investment     Class A Common Stock       358,125(10)       9.0%        --      7.2%
Management
   350 North Clark Street
   Chicago, IL 60610
Dimensional Fund Advisors LP     Class A Common Stock       236,300(11)       5.9%        --      4.7%
   1299 Ocean Ave., 11th Floor
   Santa Monica, CA 90401

----------
*    Less than 1%.

(1) In accordance with applicable rules under the Securities Exchange Act of 1934, as amended, the number of shares indicated as beneficially owned by a person includes shares of Class A Common Stock underlying options that are currently exercisable or will be exercisable within 60 days from April 9, 2007. Shares of Class A Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days from April 9, 2007, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated all shares are owned directly.

(2) Consists of (a) 235,695 shares of Class A Common Stock, (b) 29,830 shares of Class A Common Stock allocated to the account of Mr. Owens under our 401(k) plan and (c) 200 shares of Class A Common Stock held as custodian for Mr. Owens' minor children under the Uniform Gifts to Minors Act, as to which beneficial ownership is disclaimed.

(3) Consists of (a) 17,300 shares of Class A Common Stock, (b) 2,500 shares of Class A Common Stock held under the Christenberry, Collett & Company, Inc. 401(k) Plan, a unitized plan that has allocated approximately 25% of the Plan assets to Mr. Christenberry, as to which beneficial ownership of plan assets not allocated to Mr. Christenberry is disclaimed, and (c) options to purchase 10,000 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days from April 9, 2007.

(4) Consists of options to purchase 6,000 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days from April 9, 2007.

(5) Consists of (a) 8,000 shares of Class A Common Stock and (b) options to purchase 10,000 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days from April 9, 2007.

(6) The Class B Common Stock is entitled to two votes per share so long as it is beneficially owned by Ms. Smith or certain members of her immediate family. As a result of this two-class structure, Ms. Smith beneficially owns shares of Class A and Class B Common Stock representing 51.5% of the voting power of all outstanding voting shares. Consists of (a) 858,832 shares of Class A Common Stock, (b) 1,000,000 shares of Class B Common Stock, (c) 190,000 shares of Class A Common Stock held in the name of Melissa Turner as voting trustee for the benefit of the Smith Family Limited Partnership, as to which beneficial ownership is disclaimed, (d) 35,024 shares of Class A Common Stock held a 401(k) Plan account and (e) options to purchase 6,000 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days from April 9, 2007. Melissa Turner is the daughter of Ms. Smith.

(7) Consists of (a) 2,750 shares of Class A Common Stock and (b) options to purchase 19,850 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days from April 9, 2007.

(8) Consists of options to purchase 20,000 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days from April 9, 2007.

(9) Consists of (a) 1,380,131 shares of Class A Common Stock, (b) 1,000,000 shares of Class B Common Stock and (c) options to purchase 71,850 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days from April 9, 2007.

(10) As reported on a Schedule 13G dated February 14, 2007. Mesirow Financial Investment Management is an investment adviser. Mesirow Financial Investment Management exercises sole dispositive power with respect to all the shares and sole voting power with respect to 83,468 of the shares.

(11) As reported on a Schedule 13G dated February 1, 2007. Dimensional Fund Advisors LP is an investment adviser. The amount reported represents shares of Class A Common Stock held in various advisory accounts. No advisory account has an interest relating to more than 5% of the outstanding shares of Class A Common Stock. Dimensional Fund Advisors LP exercises sole voting and dispositive power with respect to all the shares. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of these securities.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL ONE TO APPROVE THE MERGER AGREEMENT.

                                 PROPOSAL TWO -
                GRANTING OF PROXY TO ADJOURN THE SPECIAL MEETING

     If we fail to receive a sufficient number of votes to approve Proposal One to approve the Merger Agreement, we may propose to adjourn the Special Meeting for the purpose of soliciting additional proxies to approve Proposal One. We will not propose to adjourn the Special Meeting if there are sufficient votes to approve Proposal One. If Proposal Two to adjourn our Special Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the affirmative vote of the holders of a majority of the voting power of our outstanding shares of Common Stock, present in person or represented by proxy at the Special Meeting and entitled to vote thereon, will be required to authorize such adjournment.

                                  OTHER MATTERS

     The Board does not intend to present at the Special Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Special Meeting or any adjournment thereof, the proxy holders named in the Company form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates.

                       WHERE YOU CAN FIND MORE INFORMATION

     The Company files reports, proxy statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information can be read and copied at the Public Reference Room at the SEC Headquarters located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room. These SEC filings are also available to the public at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

                                        Smithway Motor Xpress Corp.


                                        ----------------------------------------
                                        G. Larry Owens,
                                        Chief Executive Officer,
                                        President, and Secretary

                                                                         ANNEX A

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           SMITHWAY MOTOR XPRESS CORP.

                              WESTERN EXPRESS, INC.

                                       AND

                     WESTERN EXPRESS ACQUISITION CORPORATION

                                   DATED AS OF

                                 MARCH 22, 2007

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER.....................................................     1
1.1  The Merger..........................................................     1
1.2  Closing.............................................................     1
1.3  Articles of Incorporation and Bylaws of the Surviving Corporation...     2
1.4  Directors and Officers of the Surviving Corporation.................     2

ARTICLE II CONVERSION OF SHARES..........................................     3
2.1  Conversion of Capital Stock.........................................     3
2.2  Exchange of Certificates............................................     3
2.3  Change in Shares....................................................     5
2.4  Company Stock Option Plans..........................................     5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     6
3.1  Organization........................................................     6
3.2  Capitalization......................................................     7
3.3  Authorization; Validity of Agreement................................     8
3.4  No Violations; Consents and Approvals...............................     9
3.5  SEC Reports and Financial Statements................................    10
3.6  [Intentionally Omitted].............................................    12
3.7  Absence of Certain Changes..........................................    12
3.8  Absence of Undisclosed Liabilities..................................    13
3.9  Proxy Statement.....................................................    13
3.10 Employee Benefit Plans; ERISA.......................................    13
3.11 Litigation; Compliance with Law.....................................    16
3.12 Intellectual Property...............................................    17
3.13 Contracts...........................................................    18
3.14 Taxes...............................................................    19
3.15 Environmental Matters...............................................    21
3.16 Assets..............................................................    22
3.17 Real Property.......................................................    23
3.18 Customers and Suppliers.............................................    24
3.19 Insurance...........................................................    24
3.20 Labor Matters.......................................................    24
3.21 Affiliate Transactions..............................................    25
3.22 Key Personnel.......................................................    25
3.23 Brokers.............................................................    26
3.24 Opinion of Financial Advisor........................................    26
3.25 Company's Independent Investigation.................................    26
3.26 Assurance of Auditors...............................................    26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER....    27
4.1  Organization........................................................    27
4.2  Authorization; Validity of Agreement................................    27
4.3  No Violations; Consents and Approvals...............................    28

4.4  Information in Proxy Statement; Merger Documents....................    28
4.5  Broker..............................................................    29
4.6  Financing Commitments...............................................    29
4.7  Ownership or Control of Shares......................................    29
4.8  Parent's and the Purchaser's Independent Investigation..............    30

ARTICLE V COVENANTS......................................................    30
5.1  Interim Operations of the Company...................................    30
5.2  Acquisition Proposals...............................................    33
5.3  Takeover Statute....................................................    37
5.4  Access to Information and Properties................................    37
5.5  Further Action; Reasonable Efforts..................................    38
5.6  Proxy Statement; Stockholders' Meeting..............................    39
5.7  Notification of Certain Matters.....................................    40
5.8  Directors' and Officers' Indemnification and Insurance..............    41
5.9  Publicity...........................................................    42
5.10 Ownership or Control of Shares......................................    42
5.11 Waiver of Right to Repurchase and Refund Benefit....................    42

ARTICLE VI CONDITIONS....................................................    43
6.1  Conditions to Each Party's Obligation to Effect the Merger..........    43
6.2  Conditions to the Obligation of the Company to Effect the Merger....    43
6.3  Conditions to Obligations of Parent and the Purchaser to Effect
     the Merger..........................................................    44

ARTICLE VII TERMINATION..................................................    45
7.1  Termination.........................................................    45
7.2  Effect of Termination...............................................    47

ARTICLE VIII MISCELLANEOUS...............................................    47
8.1  Fees and Expenses...................................................    47
8.2  Amendment; Waiver...................................................    49
8.3  Notices.............................................................    50
8.4  Interpretation; Definitions.........................................    51
8.5  Headings; Schedules.................................................    59
8.6  Counterparts........................................................    59
8.7  Entire Agreement....................................................    60
8.8  Severability........................................................    60
8.9  Governing Law.......................................................    60
8.10 Assignment..........................................................    60
8.11 Parties in Interest.................................................    60
8.12 Specific Performance................................................    60
8.13 Incorporation of Disclosure Letters.................................    60

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 22, 2007 (the "Agreement"), by and among Smithway Motor Xpress Corp., a Nevada corporation (the "Company"), Western Express, Inc., a Tennessee corporation ("Parent"), and Western Express Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent (the "Purchaser").

     WHEREAS, the board of directors of the Company (the "Board"), at a meeting duly called and held, unanimously (i) adopted this Agreement, the Merger (as defined herein) and the transactions contemplated hereby and (ii) resolved to recommend approval of this Agreement and the Merger by the stockholders of the Company; and

     WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants, agreements and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes, as amended (the "NRS"), at the Effective Time, the Purchaser shall be merged with and into the Company, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the merger (the "Merger"). The Merger shall have the effect as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

          1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in

Article VI hereof (except for those conditions that can by their nature be satisfied only at the time of the Closing) (the "Closing Date"), at the offices of Scudder Law Firm, P.C., L.L.O., 411 South 13th Street, Suite 200, Lincoln, NE 68508 unless another date or place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, on the Closing Date, the Purchaser and the Company will cause articles of merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Nevada (the "Secretary of State") in such form and executed as provided in the NRS. The Merger shall become effective on the date and at the time at which the Articles of Merger have been duly filed with the Secretary of State or such other time as is agreed upon by the parties hereto and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

          1.3 Articles of Incorporation and Bylaws of the Surviving Corporation. Pursuant to the Merger, (a) the Amended and Restated Articles of Incorporation of the Company shall be amended at the Effective Time to be in the form of to be provided by Purchaser and, as so amended, such Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation (the "Articles of Incorporation") until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.4(a)) and (b) the Bylaws of the Company shall be amended at the Effective Time to be in the form to be provided by Purchaser and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation (the "Bylaws") until thereafter changed or amended as provided therein or by applicable Law.

          1.4 Directors and Officers of the Surviving Corporation.

               (a) At or prior to the Closing, the current directors of the Company shall submit their resignations effective as of the Effective Time. By resolution of the Parent adopted at or after the Effective Time, the directors of Purchaser shall be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.

               (b) At or prior to the Closing, the current officers of the Company shall submit their respective resignations effective as of the Effective Time. By resolution of the board of directors of the Surviving Corporation, such board of directors shall elect the new officers of the Surviving Corporation who shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE II

                              CONVERSION OF SHARES

          2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Class A Stock or Class B Stock (together, referred to herein as "Shares" or "Company Common Stock") or the holders of any shares of the common stock, par value $0.001 per share, of the Purchaser (the "Purchaser Common Stock"):

               (a) Each issued and outstanding share of Company Common Stock shall be converted into the right to receive $10.63 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate in accordance with Section 2.2. Payment of the Merger Consideration shall be made upon surrender of the certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock in the manner provided in Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be subject to applicable withholding taxes to the extent such withholding is required by Law.

               (b) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

               (c) All shares of Company Common Stock that are held by the Company or any of its Subsidiaries as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

          2.2 Exchange of Certificates.

               (a) Prior to the Effective Time, Parent shall designate the Company's registrar and transfer agent or such other bank or trust company as may be selected by Parent, to act as paying agent for the holders of Shares in connection with the Merger (the "Paying Agent"), to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). Upon the Effective Time, Parent and the Purchaser will cause to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to complete the payments contemplated by Section 2.1(a) with respect to shares of Company Common Stock.

               (b) Promptly following the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid to the Paying Agent in advance any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent, the Purchaser or any of their respective affiliates) shall be deemed at any time from and after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2. No interest or dividends shall be paid or will accrue on any Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

               (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

               (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective

Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II, subject to the NRS.

               (e) If any cash deposited with the Paying Agent for purposes of payment in exchange for Shares remains unclaimed after the one year anniversary of the Effective Time, the Paying Agent shall give notice to the Surviving Corporation of such cash and such cash, together with all interest and earnings thereon shall be returned to the Surviving Corporation, upon demand, and any such holder who has not theretofore complied with this Article II prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property, escheat or similar Laws.

          2.3 Change in Shares. If, between the date of this Agreement and the Effective Time, the Shares shall have been changed into, or exchanged for, a different number of shares or a different class, or if there has been any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

          2.4 Company Stock Option Plans.

               (a) The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable (including, without limitation, obtaining consents) to provide that, effective immediately prior to the consummation of the Merger, each option to purchase shares of Company Common Stock (collectively, the "Stock Options") held by or issued or granted to any current or former employee, consultant or director that is outstanding immediately prior to the consummation of the Merger granted under the Company New Employee Incentive Stock Plan, the Company 2005 Omnibus Stock Plan, the Company Incentive Stock Plan, as amended, the Company Outside Director Stock Option Plan, as amended, or any other stock option plan (collectively, the "Stock Option Plans"), or otherwise, shall in accordance with the Stock Option Plans and related agreements (i) become fully vested or exercisable and (ii) unless otherwise terminated, be cancelled in exchange for an amount in cash (less any applicable tax withholding), payable at the Effective Time, equal to
(A) in the case of Stock Options with respect to which the Merger Consideration is greater than the per share exercise price of such Stock Option, the product of (x) (1) the excess of the Merger Consideration over (2) the per share exercise price of such Stock Option, and (y) the number of shares of Company Common Stock subject to such Stock Option; and (B) in the case of Stock Options with respect to which the per share exercise price of such Stock Option is equal to or greater than the Merger Consideration, the product of (x) $.01 and (y) the number of shares of Company Common Stock subject to such Stock Option.

               (b) The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable to provide that all Stock Option Plans shall terminate as of the Effective Time and the provisions in any Stock Option Plan or any other plan, agreement or arrangement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan or any other plan, agreement or arrangement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest in respect of any capital stock of the Company or the Surviving Corporation.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as is disclosed in the disclosure letter delivered by Company to Parent on or prior to the date hereof (the "Disclosure Letter") and subject to
Section 8.13, the Company hereby represents and warrants to Parent and the Purchaser as follows:

          3.1 Organization.

               (a) The Company and each of its Subsidiaries is a corporation, in each case, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Section 3.1(a) of the Disclosure Letter, each of the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required except when the failure to be so qualified would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has previously delivered to Parent a complete and correct copy of each of its articles of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has delivered the articles of incorporation and bylaws of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its articles of incorporation or bylaws.

               (b) Section 3.1(b) of the Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation. Other than as set forth in Section 3.1(b) of the Disclosure Letter, the respective articles of incorporation and bylaws of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

          3.2 Capitalization.

               (a) The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Shares, par value $0.01 per share (the "Class A Stock"), 5,000,000 shares of Class B Common Shares, par value $0.01 per share (the "Class B Stock"), and 5,000,000 shares of Preferred Shares, par value $0.01 per share. As of the date hereof, (i) 3,991,124 shares of Class A Stock are issued and outstanding, (ii) 1,000,000 shares of Class B Stock are issued and outstanding, and (iii) 149,350 shares of Class A Stock are reserved for issuance upon exercise of previously issued Stock Options under the Stock Option Plans. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company's capital stock are, and all shares that may be issued or granted pursuant to the exercise of Stock Options will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in Section 3.2(a) of the Disclosure Letter, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiary or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

               (b) Except as set forth in Section 3.2(b) of the Disclosure Letter (i) all of the issued and outstanding shares of capital stock of each of the Company's Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, and all such shares have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

               (c) Section 3.2(c) of the Disclosure Letter lists all indebtedness, and obligations to issue indebtedness of the Company and its Subsidiaries, having a principal amount outstanding in excess of $100,000, other than trade payables arising in the Ordinary Course of Business. The Company has made available to Parent and the Purchaser all material operative documents relating to the indebtedness of the Company and its Subsidiaries and any obligations to issue indebtedness of the Company and its Subsidiaries.

          3.3 Authorization; Validity of Agreement.

               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to, in the case of consummation of the Merger, approvals of its stockholders as contemplated by
Section 5.6. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board. The Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval and adoption at a meeting of such stockholders and, except for (i) setting the record date and the meeting date for the Stockholders' Meeting and (ii) the approval and adoption of this Agreement by the Required Vote no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

               (b) The Board has adopted all resolutions necessary under the sections of the NRS that are applicable to the Merger or any of the other transactions contemplated by this Agreement. Assuming that the representations and warranties of Parent and the Purchaser contained in Section 4.7 are true and correct and that Parent and the Purchaser are in full compliance with the covenants contained in Section 5.10, no "moratorium," "control share," "fair price" or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

               (c) Under applicable Law, the articles of incorporation and bylaws of the Company, and this Agreement, the affirmative vote of the holders of a majority of the voting power of the outstanding Shares, voting as a single class (the "Required Vote"), is the only vote of the Company's stockholders required to approve this Agreement and the transactions contemplated hereby.

               (d) The Board, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger, and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement, the Merger, and transactions contemplated hereby and (iii) recommended approval of this Agreement, the Merger, and the transactions contemplated hereby by the stockholders of the Company.

               (e) Notwithstanding any representations or warranties of the Company or any other provisions contained in this Agreement, pursuant to NRS 92A.120(10), the Board has an express obligation to cancel the contemplated meeting of the Company's stockholders or remove this Agreement and the Merger from consideration at such meeting if the Board determines that it is not advisable to submit this Agreement or the Merger to the Company's stockholders for approval; no such representations, warranties, or other provisions shall operate to abrogate or limit the Board's express or implicit duties and responsibilities under such NRS provision.

          3.4 No Violations; Consents and Approvals.

               (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the articles of incorporation or the bylaws of the Company or any of the Company's Subsidiaries, (ii) except as set forth in Section 3.4(a) of the Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (as defined in Section 8.4) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or Liens which have been waived or which, individually or in the aggregate, would not reasonably be likely to have or result in a Material Adverse Effect on the Company.

               (b) Except (i) for the Proxy Statement relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby, (ii) for the filing of the Articles of Merger with the Secretary of State, and (iii) as disclosed in Section 3.4(b) of the Disclosure Letter, no material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby.

          3.5 SEC Reports and Financial Statements.

               (a) Except as set forth in Section 3.5(a) of the Disclosure Letter, the Company has timely filed, after giving effect to any extended time for filing under Rule 12b-25, with the SEC all forms and documents required to be filed by it since January 1, 2004, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including (i) its Annual Reports on Form 10-K,
(ii) its Quarterly Reports on Form 10-Q, (iii) its Current Reports on Form 8-K,
(iv) all proxy statements relating to meetings of stockholders of the Company (in the form mailed to stockholders) and (v) all other forms, reports and registration statements required to be filed by the Company with the SEC. The documents described in clauses (i)-(v) above, as amended (whether filed before, on or after the date hereof), are referred to in this Agreement collectively as the "Company SEC Documents." As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder.

               (b) The December 31, 2004 and December 31, 2005 consolidated balance sheets of the Company and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows (including, in each case, the related notes, where applicable), as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of the Company and its Subsidiaries (including the related notes, where applicable) as of September 30, 2005 and September 30, 2006 and the related (i) unaudited consolidated statements of operations for the three and nine-month periods then ended and
(ii) unaudited consolidated statements of cash flows and changes in stockholders' equity for the nine-month periods then ended (in each case including the related notes, where applicable), as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed with the SEC under the Exchange Act, fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

               (c) Since January 1, 2004, the Company and each of its Subsidiaries has had in place "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed and maintained to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (c) access to assets is permitted only in a manner designed to prevent or timely detect unauthorized acquisition, use or disposition that could have a material effect on the Company's financial statements, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2004, the Company and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e)) designed and maintained to ensure that (a) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (b) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company's and its Subsidiaries' financial records, data or information are maintained under the direct control of the Company or its Subsidiaries. Except as provided in Section 3.5(c) of the Disclosure

Letter, since September 30, 2006, there have been no changes in the Company's "internal control over financial reporting" (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

               (d) The Company has made available to Parent and the Purchaser copies of all comment letters and other material correspondence received by the Company from the SEC since January 1, 2004, relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

          3.6 [Intentionally Omitted].

          3.7 Absence of Certain Changes.

               (a) Except as disclosed in Section 3.7(a) of the Disclosure Letter, since September 30, 2006, (i) the Company and its Subsidiaries have conducted their respective operations only in the Ordinary Course of Business, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

               (b) Except as set forth in Section 3.7(b) of the Disclosure Letter, since September 30, 2006, neither the Company nor any of its Subsidiaries has (i) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of September 30, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants other than advances of expenses in the Ordinary Course of Business and not material in the aggregate or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopted or amended any new or existing Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company's capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) changed, or has Knowledge of any reason that would have required or would require changing, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or settled or compromised any income tax liability, (vi) to the Knowledge of the Company, had any union organizing activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any of its Assets other than in the Ordinary Course of Business, (viii) revalued, or has Knowledge of any reason that would have required or would require revaluing, any of the Assets, including writing down the value of any Assets or writing off notes or accounts receivable other than in the Ordinary Course of Business, or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

          3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the balance sheet dated as of September 30, 2006 included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2006 (the "Balance Sheet") or in the notes thereto, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole. Except as set forth in the Balance Sheet or in Section 3.8 of the Disclosure Letter, since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole, except for liabilities and obligations (i) arising in the Ordinary Course of Business, or
(ii) resulting from the execution and delivery of this Agreement. Except as set forth in Section 3.8 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          3.9 Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Stockholders' Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          3.10 Employee Benefit Plans; ERISA.

               (a) Section 3.10(a) of the Disclosure Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), since January 1, 2004 that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability (matured or unmatured, absolute or contingent) (the "Plans"). Section 3.10(a) of the Disclosure Letter identifies each of the Plans that is an "employee benefit plan," subject to ERISA (the "ERISA Plans").

               (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents (including all amendments to such documents):

                    (i) the Plans or a written description of any Plans not in writing;

                    (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                    (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                    (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                    (v) if the Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof;

                    (vi) all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

                    (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code; and

                    (viii) material communications that the Company or any of its ERISA affiliates or Subsidiaries has received from or sent to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any comparable agency of any foreign Governmental Entity concerning any termination of, withdrawal from or appointment of a trustee to administer any plan or the failure or alleged failure to comply with any provision of ERISA, the Code or comparable legislation of a foreign jurisdiction with respect to any plan, including any existing written description of any such oral communication.

               (c) At no time within the past six (6) years has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA. Except as disclosed in Section 3.10(c) of the Disclosure Letter, no ERISA Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

               (d) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

               (e) All contributions and premiums that the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries. None of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the Assets or any assets of an ERISA Affiliate. No event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

               (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including ERISA and the Code.

               (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, or is entitled to rely on an opinion letter issued to a prototype plan sponsor regarding the qualified status of such plan, and no event has occurred which would reasonably be expected to affect such qualified status. Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

               (h) Except as disclosed in Section 3.10(h) of the Disclosure Letter, no amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

               (i) Except as disclosed in Section 3.10(i) of the Disclosure Letter, no ERISA Plan that provides life or medical benefit coverage (whether or not insured) provides such coverage after retirement or other termination of service (other than coverage mandated by applicable laws).

               (j) Except as disclosed in Section 3.10(j) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

               (k) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

          3.11 Litigation; Compliance with Law.

               (a) Except as set forth in Section 3.11(a) of the Disclosure Letter, there is no Litigation (other than workers compensation and auto liability claims that have a reserve of, or are reasonably likely to be settled for, $100,000 or less) pending or, to the Knowledge of the Company, threatened against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company's officers or directors (in their capacities as such), (i) that if determined in a manner adverse to the Company or its Subsidiaries would reasonably be expected to have a Material Adverse Effect on the Company, or (ii) seeking to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. There is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against or binding upon the Company, any of its Subsidiaries or any of the Company's officers or directors (in their capacities as such) that would prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that would have a Material Adverse Effect on the Company. There is no material Litigation that the Company or any of its Subsidiaries has pending against other parties. "Litigation" means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker's compensation claims).

               (b) Except as set forth in Section 3.11(b) of the Disclosure Letter, each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries, the Real Property or the Assets, and the Company and its Subsidiaries have not been and are not in violation of any such Law or Permit except where the failure to so comply would have a Material Adverse Effect on the Company; nor has any written notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any material violation of the foregoing.

               (c) The Company and its Subsidiaries hold all material licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property, the Assets and the conduct of their respective businesses as currently conducted ("Permits"). Neither the Company nor any of its Subsidiaries has received written notice that any Permit will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof.

          3.12 Intellectual Property.

               (a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other sufficient and legally enforceable rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, trademarks, trade dress, trade names, logos,

Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as "Technology" and together with trademarks, trade names and service marks, referred to as "Intellectual Property") necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens except where the failure to own or possess such rights would not have a Material Adverse Effect on the Company. Section 3.12(a) of the Disclosure Letter lists as of the date hereof, (i) all material patents, patent applications, patent disclosures, trademarks, trade dress, service marks, trade names, logos, Internet domain names, copyrights, mask works, and any applications or registrations of the foregoing, (ii) any material computer software owned or used by the Company or any of its Subsidiaries, (iii) any agreements to which the Company or any of its Subsidiaries are a party granting or obtaining any right to use or practice any rights under any material Intellectual Property or restricting the Company's or any of its Subsidiaries' right to use any material Intellectual Property. The material Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, used by the Company or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned.

               (b) Except as disclosed in Section 3.12(b) of the Disclosure Letter, the conduct of the business of the Company and its Subsidiaries as currently or previously conducted does not infringe, conflict with or otherwise violate any Intellectual Property of any Person except for such conduct that would not have a Material Adverse Effect on the Company, and none of the Company or any of its Subsidiaries has received written notice or has Knowledge of any such infringement, conflict or other violation.

               (c) Except as set forth in Section 3.12(c) of the Disclosure Letter, to the Knowledge of the Company, no Person is infringing, conflicting with or otherwise violating any Intellectual Property owned or used by the Company or any of its Subsidiaries, and no such claims, suits or other proceedings have been brought or threatened against any Person by the Company or any of its Subsidiaries, except for such conduct that would not have a Material Adverse Effect on the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any Lien on, the rights of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned or used by the Company or any of its Subsidiaries.

          3.13 Contracts.

               (a) Except as set forth in Section 3.13(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that: (i) has been entered into with any officer, director of affiliate of the Company or its

Subsidiaries, (ii) requires remaining payments by the Company or any of its Subsidiaries in excess of $100,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of three months or less without penalty, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) restrains, limits or impedes the Company's or any of its Subsidiaries', or will restrain, limit or impede the Surviving Corporation's, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company's or any of its Subsidiaries' or the Surviving Corporation's activities, (v) is a joint venture agreement, partnership agreement, profit-sharing or similar agreement, (vi) governs the terms of indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services by the Company or such Subsidiary in the Ordinary Course of Business, (vii) governs the terms of indebtedness or any other obligation of third parties owed by or guaranteed by the Company or any of its Subsidiaries, other than with respect to any indebtedness of, or advances made to, any owner-operator, or (viii) which is material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the Disclosure Letter, is referred to herein as a "Material Contract." The Company has previously provided or made available to Parent true, complete and correct copies of each Material Contract.

               (b) Except as set forth in Section 3.13(b) of the Disclosure Letter, each Material Contract is valid and binding and in full force and effect, and the Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Material Contract. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any Material Contract and to the Knowledge of the Company, no other party to any such Material Contract is in default in any respect thereunder.

          3.14 Taxes.

               (a) Except as set forth in Section 3.14(a) of the Disclosure Letter, (i) all Returns required to be filed with any taxing authority on or before the Closing Date by, or with respect to, the Company and its Subsidiaries have (or by the Closing Date shall have) been filed in accordance with all applicable laws and all such returns are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Returns referred to in clause (i) above;
(iii) the Company and its Subsidiaries have made provision in accordance with GAAP in the Balance Sheet for all Taxes that are or may become payable by the Company and its Subsidiaries relating to periods on or prior to the Closing Date for which no Return has been filed; (iv) all material Employment and Withholding Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws; (v) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (vi) no deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves in accordance with GAAP in the Balance Sheet; and (vii) as of the Closing Date, there is no action, suit, proceeding, investigation, audit or claim pending or, to the Knowledge of the Company, threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

               (b) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired.

               (c) The Company is not, nor has it been within the most recent five years, a "United States real property holding corporation" as defined in
Section 897 of the Code.

               (d) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company, any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

               (e) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

               (f) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

               (g) Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions," as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

               (h) Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.

               (i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign tax law); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing Date, and (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law).

               (j) Neither the Company nor any of its Subsidiaries has undergone an "ownership change" as defined pursuant to Section 382(g) of the Code.

          3.15 Environmental Matters.

               (a) Except as disclosed in Section 3.15(a) of the Disclosure Letter, the Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance in all material respects with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all material reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. Except as disclosed in Section 3.15(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in compliance with Environmental Laws.

               (b) Except as disclosed in Section 3.15(b) of the Disclosure Letter, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that would reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law. There are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (c) Except as disclosed in Section 3.15(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any material liability or obligation (accrued, contingent or otherwise), including the obligation, liability or commitment to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Real Property, or at any off-site location. The Company has made available to Parent all material information, including such studies, analyses and test results, in the possession, custody or control of and of which the Company has Knowledge relating to (1) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (2) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, or otherwise in connection with the use or operation of, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

               (d) Except as set forth in Section 3.15(d) of the Disclosure Letter, to the Knowledge of the Company, (i) there are no underground storage tanks located at any property owned, leased, operated or used by the Company or any of its Subsidiaries currently or at any time since January 1, 1996, (ii) there are no reports investigating whether asbestos is contained in or forming part of any building, building component, structure or office space currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, which have not been previously provided to Parent.

               (e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, (iii) to give written notice to or receive approval from any Governmental Entity under any Environmental Law, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

          3.16 Assets.

               (a) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (the "Assets"). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets, in each case, free and clear of any Lien, except Permitted Liens. True, correct and complete copies of all appraisals of the tangible properties and assets received by the Company or any of its Subsidiaries within the last three years have been made available to Parent. The Assets constitute all of the assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing.

               (b) Except as set forth in Section 3.16(b)(1) of the Disclosure Letter, all material tangible Assets of the Company and its Subsidiaries (other than tractors and trailers) are in sufficient operating condition, ordinary wear and tear excepted. Except as set forth in Section 3.16(b)(2) of the Disclosure Letter, all tractors and substantially all trailers of the Company and its Subsidiaries included in the Assets (i) are in sufficient operating condition, ordinary wear and tear excepted, (ii) meet all operating and safety fitness requirements of the Federal Motor Carrier Safety Administration, (iii) have been maintained in material compliance with all applicable manufacturers' warranty programs and requirements, and (iv) have been inspected and maintained, on a routine basis, in accordance with the Company's internal policies.

          3.17 Real Property.

               (a) Section 3.17(a)(1) of the Disclosure Letter contains a complete and correct list of all Owned Real Property setting forth information sufficient to specifically identify such Owned Real Property and the legal owner thereof. Except as disclosed in Section 3.17(a)(2) of the Disclosure Letter, the Company and its Subsidiaries have good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein.

               (b) Section 3.17(b) of the Disclosure Letter contains a complete and correct list of all Leased Real Property setting forth information sufficient to specifically identify such Leased Real Property and legal rights of the lessee thereof. Each Lease grants the lessee thereunder the exclusive right to use and occupy the premises. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Leases of its respective Leased Real Property.

               (c) The Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted. The use and operation of the Real Property in the conduct of the business of the Company and its Subsidiaries does not materially violate any instrument of record or agreement affecting the Real Property. To the Knowledge of the Company, no current use by the Company and its Subsidiaries of the Real Property is dependent on a nonconforming use or other Governmental Approval.

          3.18 Customers and Suppliers.

               (a) Section 3.18(a)(1) of the Disclosure Letters contains a complete and correct list of the ten largest customers of the Company and its Subsidiaries for each of the two most recent fiscal years and sets forth opposite the name of each customer the percentage of net sales attributable to such customer. Section 3.18(a)(2) of the Disclosure Letter also lists any additional current customers that the Company anticipates shall be among the ten largest customers for the current fiscal year.

               (b) Section 3.18(b)(1) of the Disclosure Letters contains a complete and correct list of the ten largest suppliers of the Company and its Subsidiaries for each of the two most recent fiscal years and sets forth opposite the name of each supplier the amount paid to such supplier. Section 3.18(b)(2) of the Disclosure Letter also lists any additional current suppliers that the Company anticipates shall be among the ten largest suppliers for the current fiscal year.

               (c) Except as set forth in Section 3.18(c) of the Disclosure Letter, to the Company's Knowledge, since December 31, 2005, no customer listed in Section 3.18(a)(1) or Section 3.18(a)(2) of the Disclosure Letter has given notice that it intends to stop, or decrease materially the rate of, buying services from the Company or any of its Subsidiaries and no supplier of the Company listed in Section 3.18(b)(1) or Section 3.18(b)(2) of the Disclosure Letter has given notice that it intends to stop, or decrease materially the rate of, supplying materials, products, or services to the Company or any of its Subsidiaries.

          3.19 Insurance. The Company has previously provided or made available to Parent true, complete and correct copies of each insurance policy maintained by or on behalf of any of the Company and its Subsidiaries. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

          3.20 Labor Matters.

               (a) None of the Company or any of its Subsidiaries is a party to or bound by a collective bargaining agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. Except as set forth in Section 3.20(a) of the Disclosure Letter, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and no labor union is currently engaged in or, to the Knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Except as set forth in
Section 3.20(a) of the Disclosure Letter, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries has occurred since January 1, 2004, or is in progress or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

               (b) Except as set forth in Section 3.20(b) of the Disclosure Letter, since January 1, 2000, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment Retraining and Notification (the "WARN Act"), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

               (c) Section 3.20(c) of the Disclosure Letter contains a true and complete list of the names of all directors and officers of each of the Company and its Subsidiaries.

          3.21 Affiliate Transactions. Section 3.21 of the Disclosure Letter contains a complete and correct list of all (i) transactions between the Company or any of its Subsidiaries and any director, officer, employee or affiliate of the Company or its Subsidiaries other than transactions between the Company and its wholly owned Subsidiaries and compensation paid to directors, officers or employees in the Ordinary Course of Business and (ii) agreements, arrangements or understandings by the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates on the other hand, that involve continuing liabilities and obligations of the Company or its Subsidiaries.

          3.22 Key Personnel. To the Knowledge of the Company, as of the date of this Agreement none of the executive officers (other than Thomas J. Witt) or other key personnel of the Company and its Subsidiaries intends to terminate his or her employment with the Company or such Subsidiary other than by retirement in the ordinary course of such person's career.

          3.23 Brokers. Except for Morgan Keegan & Company, Inc., no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company has previously delivered to Parent true and correct copies of the engagement letter of Morgan Keegan & Company, Inc.

          3.24 Opinion of Financial Advisor. The Company has received an opinion of Morgan Keegan & Company, Inc. to the effect that, as of the date of such opinion (and any update or "bring down" thereof), the Merger Consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company. The Company has delivered to Parent and the Bank a true and correct copy of such opinion together with all attachments thereto, and the Company will deliver to Parent and the Bank promptly upon its receipt thereof, a true and correct copy of all amendments, supplements, attachments, updates, and bring downs thereto. To the Company's Knowledge, such opinion remains in full force and effect. The Company has received the approval of Morgan Keegan & Company, Inc. to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement.

          3.25 Company's Independent Investigation. The Company has undertaken an independent investigation, examination, analysis and verification of the Parent and the Purchaser and the Bank Commitment Letters (as defined below) and the Financing (as defined below). The Company has had the opportunity to visit with the Purchaser, Parent and the entities issuing the Bank Commitment Letters and has met with its and their respective representatives to discuss the foregoing matters. All materials and information requested by the Company have been provided to the Company to its reasonable satisfaction. The Company has undertaken the due diligence the Company deems adequate regarding all matters relating to this Agreement and the transactions contemplated herein, including that described above.

          3.26 Assurance of Auditors. Section 3.26 of the Disclosure Letter contains the engagement letter from KPMG LLP, the Company's independent registered public accounting firm, to the Company. Pursuant to such engagement letter, KPMG, LLP will consider executing and delivering, subject to customary representation letters and fees, at such time or times as the Company shall reasonably request, its consent to the inclusion or incorporation by reference of its report as independent auditor, with respect to any financial statements for which it served as the independent auditor, in any report, registration statement or other filing to be made by Parent or an affiliate of Parent with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act in which such financial statements and report thereon are required to be included.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     Except as is disclosed in the disclosure letter delivered to Company by Parent on or prior to the date hereof (the "Purchaser Disclosure Letter") and subject to Section 8.13, the Parent and the Purchaser represent and warrant to the Company, as of the date hereof, as follows:

          4.1 Organization.

               (a) Parent and Purchaser are each corporations duly organized, validly existing and in good standing under the Laws of the States of Tennessee and Nevada respectively, and each of Parent and the Purchaser has all requisite power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted. Except as set forth in Section 4.1 of the Purchaser Disclosure Letter, each of Parent and the Purchaser is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required except when the failure to be so qualified would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on the Parent or Purchaser. Each of Parent and the Purchaser has previously delivered to the Company complete and correct copies of its organizational documents as currently in effect.

          4.2 Authorization; Validity of Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of Parent and Purchaser and no other proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser enforceable against it in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          4.3 No Violations; Consents and Approvals.

               (a) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the organizational documents of Parent or the Purchaser, (ii) except as set forth in Section 4.3(a) of the Purchaser Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or the Purchaser under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any Law applicable to Parent or the Purchaser or any of their respective properties or assets; except in the case of clause (ii) or (iii) for such conflicts, violations, breaches, defaults or Liens which have been waived or which, individually or in the aggregate, would not have or result in a Material Adverse Effect on Parent or the Purchaser.

               (b) Assuming that the representations and warranties of the Company set forth in Section 3.4(b) are true and correct, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent and the Purchaser or the consummation by Parent and the Purchaser of the transactions contemplated hereby, except (i) the filing of the Articles of Merger with the Secretary of State such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have or result in a Material Adverse Effect on Parent or the Purchaser.

          4.4 Information in Proxy Statement; Merger Documents. The information supplied by, and pertaining to, Parent and the Purchaser in writing for inclusion in the Proxy Statement (including any amendments or supplements thereto), or any other statement or schedule filed with the SEC by the Company, Parent or the Purchaser at the date mailed to stockholders and at the time of the Stockholders' Meeting, (i) will not make any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and any statement or schedule filed by Parent or the Purchaser and (ii) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder;

except that no representation is made by Parent or the Purchaser with respect to statements made in such statement or schedule based on information supplied to Parent and the Purchaser by the Company for inclusion in such statement or schedule.

          4.5 Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Purchaser, that is or will be payable by the Company or any of its Subsidiaries other than following the occurrence of the Effective Time.

          4.6 Financing Commitments. An executed commitment letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (together, the "Bank"), dated as of March 22, 2007 (the "Bank Commitment Letters"), is included in Section 4.6(a) of the Purchaser Disclosure Letter. Pursuant to the Bank Commitment Letters and subject to the terms and conditions contained therein, the Bank has committed to provide financing sufficient to consummate the Merger (the "Financing"). The obligations to fund the commitments under the Bank Commitment Letters are not subject to any condition other than set forth in the Bank Commitment Letters. Parent and the Purchaser have no actual knowledge of any fact or occurrence existing on the date of this Agreement which in their good faith judgment would reasonably be expected to (i) make the material assumptions or statements set forth in the Bank Commitment Letters inaccurate, (ii) cause the Bank Commitment Letters to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Bank Commitment Letters. As of the date hereof, the Bank Commitment Letters are in full force and effect and have not been amended in any material respect. To the knowledge of Parent and the Purchaser, the funds contemplated to be received pursuant to the Bank Commitment Letters, together with any additional funds from Parent, to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock will be sufficient to consummate the Merger and to pay all related fees and Expenses. The fees that are due and payable under the Bank Commitment Letters (i) as of the date hereof have been paid in full and (ii) as of the Closing will be paid in full. Parent and Purchaser have no actual knowledge of any fact or occurrence existing on the date of this Agreement which in their good faith judgment would reasonably be expected to indicate that, upon consummation of the transactions contemplated by this Agreement, including the Financing, Parent, the Surviving Corporation, and their Subsidiaries, taken as a whole, will be insolvent, will be left with unreasonably small capital, will have incurred debts beyond their ability to pay such debts as they mature, or will have impaired capital.

          4.7 Ownership or Control of Shares. Neither Parent nor the Purchaser, individually or in association with others, has acquired Shares or taken any other action that would subject them or any of them to the provisions of Nevada's "Control Share Act", codified in NRS 78.378 to 78.3793. Neither Parent nor the Purchaser, nor any affiliate or associate of either, is a beneficial owner of Shares or has taken any other action that would cause either Parent or the Purchaser (or both) to be an "interested stockholder" under NRS 78.423 or to otherwise subject this Agreement or the Merger to the provisions of Nevada's "Business Combination Act" codified in NRS
78.411 through 78.444.

          4.8 Parent's and the Purchaser's Independent Investigation. Parent and the Purchaser have undertaken an independent investigation, examination, analysis and verification of the Company and its Subsidiaries, the Shares, the Assets, and the business, assets, liabilities, obligations, operations, financial condition and prospects of the Company and its Subsidiaries, including Parent's and the Purchaser's own estimate of the value of the Company and its Subsidiaries and the Assets. Parent and the Purchaser have had the opportunity to visit with the Company and its Subsidiaries and meet with its and their respective representatives to discuss the foregoing matters. All materials and information requested by Parent and the Purchaser have been provided to Parent and the Purchaser to its reasonable satisfaction. Parent and the Purchaser have undertaken the due diligence Parent and the Purchaser deems adequate regarding all matters relating to this Agreement and the transactions contemplated herein, including that described above.

                                    ARTICLE V

                                    COVENANTS

          5.1 Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (y) expressly provided by this Agreement or (z) agreed to in writing by Parent, after the date hereof and prior to the Effective Time:

               (a) the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

               (b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities in such amounts not greater than one hundred ten percent (110%) of the amount of such capital expenditures and obligations or liabilities set forth in the Company's capital budget described in Section 5.1(b) of the Disclosure Letter (the "Capital Budget");

               (c) the Company shall not, nor shall it permit any of its Subsidiaries to, amend its articles of incorporation or bylaws, except as contemplated by the transactions contemplated hereby;

               (d) the Company shall not, nor shall it permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; and the Company shall not, nor shall it permit any of it Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and previously disclosed to Parent in writing; or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(d);

               (e) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except for normal increases in the Ordinary Course of Business with respect to non-officer employees, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any compensation, severance, retention, other similar profit sharing, stock option or equity-linked pension or retirement plan, program agreement or arrangement; or (iii) enter into or amend any employment or severance agreement or, except in accordance with existing contracts or agreements disclosed in Section 3.13 of the Disclosure Letter, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

               (f) the Company shall not, nor shall it permit any of its Subsidiaries to, change the accounting principles used by it unless required due to changes in GAAP or by Regulation S-X under the Exchange Act;

               (g) the Company shall not, nor shall it permit any of its Subsidiaries to, make any acquisition, whether by purchase of stock or assets, of any Person or any division or business of any Person;

               (h) the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets, except (i) for tractors and trailers in accordance with the Capital Budget or (ii) in the Ordinary Course of Business;

               (i) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets;

               (j) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Material Contracts as in effect on the date hereof, or (ii) compromise, settle, grant any waiver or release relating to or otherwise adjust any material Litigation (other than the settlement of any Litigation described in Section 5.1(j) of the Disclosure Letter) outside the limits of any reserves set aside specifically for such settled Litigation;

               (k) the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates other than pursuant to agreements in force on the date of this Agreement as set forth in Section 3.21 of the Disclosure Letter;

               (l) the Company and its Subsidiaries shall not make or change any Tax election, amend any Return or settle or compromise any Tax liability;

               (m) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement becoming untrue in any respect, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, or (iii) a Material Adverse Effect on the Company;

               (n) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except as provided for in
Section 5.2;

               (o) the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any indebtedness or off-balance sheet financing obligations; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice; or (v) enter into any material commitment or transaction, except, in the case of clauses (i) through (v), (x) in accordance with the Capital Budget, (y) in the Ordinary Course of Business, or (z) if not covered in the Capital Budget, in amounts not exceeding $100,000 individually or $1,000,000 in the aggregate;

               (p) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including geographic limitations on the Company's or any of its Subsidiaries' activities;

               (q) the Company shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate any Material Contract or enter into any contract that would be a Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims; and

               (r) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

          5.2 Acquisition Proposals.

               (a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives not to (x) directly or indirectly initiate, solicit, knowingly encourage or facilitate any inquiries or the making or submission of any proposal that is reasonably likely to result in an Acquisition Proposal, (y) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (z) accept an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the next sentence) providing for or relating to an Acquisition Proposal (an "Alternative Definitive Agreement"). Notwithstanding the foregoing, the Company and the Board may take the actions described in clause (y) and (z) of this Section 5.2(a) with respect to a third party at any time prior to the holding of the vote of the Company's stockholders to adopt the Merger Agreement if prior to such vote (A) the Company receives a bona fide unsolicited written proposal from such third party, (B) the Board (or a committee of the Board) determines in good faith that such proposal is reasonably likely to result in a Superior Proposal, after consultation with its financial advisors, (and such Acquisition Proposal was not solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives), (C) the Board determines in good faith, after consultation with its outside counsel, that participating in such negotiations or discussions or furnishing such information or data to such third party is required by the Board's fiduciary duties, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (D) (i) the Board provides a written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board or a committee thereof has received a Superior Proposal, and specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification, and (ii) the Company and the Board do not take such actions described in clause (z) until the third Business Day after receipt of a Notice of Superior Proposal by Parent, and (E) in the case of clause (z) of this Section 5.2(a), the Company terminates this Agreement pursuant to Section 7.1(f) and complies with its obligations under
Section 8.1, provided, however, the Company shall not be entitled to terminate this Agreement pursuant to Section 7.1(f) unless and until the Company has paid the Termination Fee and reimbursed Expenses pursuant to Section 8.1. Nothing contained in this Section 5.2 shall prohibit the Company or the Board from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law, provided that such disclosure states that no action will be taken by the Board or any committee thereof in violation of this Section 5.2.

               (b) Neither the Board nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), the approval or recommendation by the Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as an "Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining the Required Vote, and subject to the Company's compliance at all times with the provisions of this Section 5.2 and Section 5.6, the Board may make an Adverse Recommendation Change after the Company has received an unsolicited Acquisition Proposal that it determines in good faith is a Superior Proposal and the Board (x) provides Notice of Superior Proposal advising Parent that the Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification, and (y) determines in good faith (1), based on the advice of its financial advisors that any transaction agreed to by Parent in writing received by the Company prior to the Adverse Recommendation Change is not at least as favorable to the Company and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as the Superior Proposal and (2), after consultation with its outside counsel that making such Adverse Recommendation Change is required by the fiduciary duties of the Board; provided, however, that (I) neither the Board nor any committee thereof may make an Adverse Recommendation Change until the third Business Day after receipt of a Notice of Superior Proposal by Parent,
(II) any change in the financial or other material terms of a Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period under this Section 5.2(b), and (III) the Company shall not be entitled to enter into an Alternative Definitive Agreement with respect to a Superior Proposal at the time of termination pursuant to Section 7.1(e) or Section 7.1(f) unless and until the Company has paid the Termination Fee and reimbursed Expenses up to an amount not in excess of $750,000 to Parent pursuant to Section
8.1 and this Agreement is terminated by its terms pursuant to Section 7.1(e) or
Section 7.1(f).

               (c) The Company agrees to advise Parent in writing promptly (but in no event more than 24 hours) after receipt thereof of any request for information or any Acquisition Proposal received from any Person, or any communications with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, or communications, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or communications, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification, and price involved and any changes to any terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, except standstill provisions in any confidentiality agreements in effect prior to the execution of this Agreement or any Acceptable Confidentiality Agreements if the Company is otherwise permitted under Section 5.2(a) to take any actions described in Section 5.2(a)(y) or (z), and will use its commercially reasonable efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

               (d) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term "Superior Proposal" shall mean any bona fide written Acquisition Proposal (provided that for purposes of this definition, references to "10% or more" in the definition of "Acquisition Proposal" shall instead be deemed to be references to "at least a majority") that was not solicited by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, which a majority of the Board determines in good faith after receiving the advice of its independent financial and legal advisors, and after taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the party making such Acquisition Proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such Acquisition Proposal relative to those required pursuant to this Agreement, to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction agreed to by Parent in writing received by the Company prior to an Adverse Recommendation Change pursuant to Section 5.2(b).

               (e) Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, and other agents and other representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in
Section 5.2(a) and (ii) request each Person who has heretofore executed a confidentiality agreement on or after July 1, 2006, in connection with such Person's consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

          5.3 Takeover Statute. If any "moratorium," "control share," "fair price," or other antitakeover laws shall become applicable to the Merger or any of the other transactions contemplated by this Agreement, then the Board shall, to the extent permitted or allowed by NRS, use its reasonable best efforts to grant such approvals and to take such actions as necessary so that the Merger or any of the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to act to eliminate the effects of such laws on the transactions contemplated by this Agreement.

          5.4 Access to Information and Properties.

               (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) afford to the Purchaser and its authorized representatives, including consultants, advisors, lenders and financing sources, reasonable access during normal business hours upon reasonable prior written notice to all of its premises, properties (including for purposes of environmental testing), contracts, commitments, data, books and records and personnel and (ii) shall use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to the Purchaser, in order that the Purchaser may have an opportunity to make such investigation as it shall reasonably deem necessary of the Company's and its Subsidiaries' respective affairs; provided that such investigation shall not affect the representations and warranties made by the Company in this Agreement. In addition, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Purchaser (y) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (z) all other information concerning its business, properties and personnel as the Purchaser may reasonably request. Until the Effective Time, the Purchaser will hold any such information in accordance with the provisions of the confidentiality agreement between the Company and the Parent (the "Confidentiality Agreement").

               (b) From the date of this Agreement until the Effective Time, the Company shall use its reasonable efforts to keep the Parent and Purchaser updated as to the status of the business of the Company and its Subsidiaries taken as a whole and shall afford the Parent and the Purchaser reasonable access to its management, attorneys, accountants, investment bankers, lenders and other creditors in order to allow Parent and Purchaser to make such investigation as it shall reasonably deem necessary of the Company's and its Subsidiaries' respective affairs and provide any relevant information concerning the Company's and its Subsidiaries' business, properties and personnel as the Parent may reasonably request. In addition, the Company will use its commercially reasonable efforts to facilitate contacts between the Parent and the lenders to the

Company and its Subsidiaries for the purposes of attempting to obtain such waivers or consents as may be required to prevent financing provided by such lenders from being accelerated as a result of "change in control" or similar provisions.

          5.5 Further Action; Reasonable Efforts.

               (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and to assist Parent and the Purchaser in obtaining financing. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               (b) Parent shall use its commercially reasonable efforts to finalize and consummate the Financing to consummate the Merger. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to finalize and consummate the Financing and provide copies of all documents related to the financing to the Company.

               (c) The Company agrees to, and to cause its Subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with Parent and its affiliates in connection with the arrangement of all financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, and similar documents, and obtaining all such letters from legal, accounting, and financial advisors as may be customary, all of such items as may be reasonably requested by Parent. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness for borrowed money of the Company; provided, however, that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefore or renegotiation thereof) prior to the Effective Time.

               (d) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

               (e) Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor the Purchaser shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Parent, the Purchaser or any of their respective affiliates or any of the respective businesses of the Company or any of its Subsidiaries, the Assets or the Real Property.

          5.6 Proxy Statement; Stockholders' Meeting.

               (a) As soon as reasonably practicable following the date of this Agreement the Company shall prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") in connection with the Merger, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall not be in breach of this Section 5.6 if Parent shall fail to provide any information reasonably necessary for the preparation of the Proxy Statement. Each of the Company, Parent and the Purchaser shall use their respective reasonable efforts to furnish the information required to be included by the SEC in the Proxy Statement and any such statement or schedule. After consultation with Parent, the Company shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders, and the parties shall respond promptly to any comments with respect to any other statement or schedule filed by them. No filing of, or amendment or supplement to, the Proxy Statement or any other statement or schedule will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, and no filing of any statement or schedule will be made by Parent or the Purchaser without providing the Company a reasonable opportunity to review and comment thereon. If at any time after the date the Proxy Statement is mailed to the Company's stockholders and prior to the Stockholders' Meeting any information relating to the Company, Parent, the Purchaser or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or the Purchaser which is required to be set forth in an amendment or supplement to the Proxy Statement or any other statement or schedule, so that none of the Proxy Statement and any such statement or schedule will include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

               (b) Each of Parent and the Purchaser agrees that (i) it will promptly provide the Company with all information concerning Parent and the Purchaser necessary or reasonably appropriate to be included in the Proxy Statement and (ii) at the Stockholders' Meeting, if held, or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by stockholders), it will vote, or cause to be voted, all of the Shares over which it or any of its Subsidiaries has voting control, if any, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

               (c) The Company, acting through the Board, shall, in accordance with its articles of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a special or annual meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders' Meeting"), and shall except as otherwise provided in Section 5.2(b), (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable efforts to solicit and obtain such adoption. Notwithstanding any withdrawal, amendment or modification by the Board or any committee thereof of its recommendation of this Agreement in accordance with Section 5.2(b) or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, this Agreement, unless it shall have been terminated pursuant to Section 7.1(f) or otherwise, shall be submitted to the stockholders of the Company at the Stockholders' Meeting as promptly as practicable for the purpose of allowing the stockholders to vote upon adoption of this Agreement.

               (d) Anything to the contrary notwithstanding, no obligation of the Company or the Board under Section 5.6(c) shall be imposed if inconsistent with or in violation of NRS 92A.120(10) or Section 3.3(e).

               (e) In accordance with NRS 92A.410, the notice of the Stockholders' Meeting shall state that holders of Class B Stock may be entitled to dissenters' rights under NRS 92A.300 through 92A.500, inclusive, and be accompanied by a copy of those sections.

          5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) any representation or warranty made by the Company becoming untrue or inaccurate in such respect that the condition set forth in
Section 6.3(a) would not be satisfied or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          5.8 Directors' and Officers' Indemnification and Insurance.

               (a) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities ("Indemnified Parties") to the fullest extent permitted by applicable Law against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time.

               (b) In the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, for which the Indemnified Party intends to seek Indemnity from the Surviving Corporation (i) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for such Indemnified Party reasonably advises that there are issues that raise or may raise conflicts of interest between the Surviving Corporation and such Indemnified Party, such Indemnified Party may retain one counsel reasonably satisfactory to the Surviving Corporation after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the Surviving Corporation shall in all cases be obligated pursuant to this Section 5.8(b) to pay for only one firm of counsel for all Indemnified Parties, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim Indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.8 except to the extent such failure to notify prejudices the Surviving Corporation.

               (c) Copies of all relevant policies, endorsements, and premium notices relating to the Company's current directors' and officers' insurance coverage ("D & O Coverage") have been provided to Parent. The Surviving Corporation shall maintain

D & O Coverage for a period of six years after the Effective Time, covering the directors and officers of the Company and its Subsidiaries who as of the Effective Time are covered by the Company's existing D & O Coverage with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions substantially similar to those in effect on the date hereof; provided, however, that the aggregate annual premiums for such insurance at any time during such period shall not exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries under the D & O Coverage, and in the event the premium exceeds such amount, the coverage may be reduced to the amount obtainable within such maximum premium cost.

          5.9 Publicity. Neither the Company, Parent, the Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior consultation of the other party, except to the extent required by applicable Law or rules of the Nasdaq Stock Market.

          5.10 Ownership or Control of Shares. Neither Parent nor the Purchaser, individually or in association with others, shall acquire Shares or take any other action that would subject them or any of them to the provisions of Nevada's "Control Share Act", codified in NRS 78.378 to 78.3793. Neither Parent nor the Purchaser, nor any affiliate or associate of either, shall take any action prior to Closing that would make them a beneficial owner of Shares or take any other action that would cause either Parent or the Purchaser (or both) to be an "interested stockholder" under NRS 78.423 or to otherwise subject this Agreement or the Merger to the provisions of Nevada's "Business Combination Act" codified in NRS 78.411 through 78.444.

          5.11 Waiver of Right to Repurchase and Refund Benefit. Other than with respect to any employee who is not employed by the Company immediately prior to the Effective Time, Parent and the Purchaser shall not enforce and hereby waive, and shall cause the Surviving Corporation and its board of directors to refrain from enforcing and to waive, any right in any Stock Option Plan to repurchase any Stock Options or to demand the refund of any benefits received by any employee, consultant or director of the Company after such person's exercise of any Stock Option, including the rights of the Surviving Corporation and its board of directors under Sections 13 and 14 of any stock option agreement made pursuant to the Company Incentive Stock Plan, as amended, or the Company New Employee Incentive Stock Plan, respectively. Any current or former holder of any Stock Option under any Stock Option Plan is an express third party beneficiary of all of the covenants and obligations of Parent and the Purchaser under this
Section 5.11, and shall have any independent right to assert a breach of this
Section 5.11.

                                   ARTICLE VI

                                   CONDITIONS

          6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing as provided in Section 8.2(b), in whole or in part, to the extent permitted by applicable
Law):

               (a) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

               (b) This Agreement shall have been adopted by the Required Vote; and

               (c) Other than filing the Articles of Merger in accordance with the NRS, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained, individually or in the aggregate, would not have or result in a Material Adverse Effect on any party to this Agreement.

          6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing as provided in Section 8.2(b), in whole or in part, to the extent permitted by applicable Law):

               (a) The representations and warranties of each of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and the Company shall have received a certificate signed on behalf of each of Parent and the Purchaser by the Chief Executive Officer of each of Parent and the Purchaser to such effect; and

               (b) Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and the Company shall have received a certificate signed on behalf of each of Parent and the Purchaser by the Chief Executive Officer of each of Parent and the Purchaser to such effect.

          6.3 Conditions to Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing as provided in Section 8.2(b), in whole or in part, to the extent permitted by applicable Law):

               (a) (i) The representations and warranties of the Company set forth in Sections 3.2 through 3.5 and 3.23 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2 through 3.5 and 3.23) shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

               (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and the Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer to such effect;

               (c) There shall not be pending any suit, action or proceeding (i) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent, the Purchaser or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

               (d) All material consents and approvals of any Person necessary to the consummation of the Merger and any other transactions contemplated by this Agreement that are set forth in Section 6.3(d) of the Disclosure Letter;

               (e) The Company shall have delivered to Parent the notices of resignation of each of the then-current members of the Board, and each such resignation shall be effective as of the Effective Time;

               (f) There shall have been no event or series of events that have had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

               (g) All amounts owed to the Company or its Subsidiaries by any Affiliate or family member thereof shall have been repaid in full; and

               (h) No holder of Class B Stock shall have exercised, or given notice of their intent to exercise, his, her, or its dissenters' rights.

                                   ARTICLE VII

                                   TERMINATION

          7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of this
Agreement:

               (a) By the mutual consent of Parent and the Company in a written instrument;

               (b) By either the Company or Parent upon written notice to the other party, if:

                    (i) the Merger shall not have been consummated on or before the date 180 days after the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement pursuant to this
     Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

                    (ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the

     Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and non-appealable (provided that the terminating party is not then in breach of Section 5.5); or

                    (iii) the stockholders of the Company fail to adopt this Agreement by the Required Vote at the Stockholders' Meeting (including any postponement or adjournment thereof); (provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached in any material respect any of its obligations under Section 5.2 or Section 5.6);

               (c) By Parent if there shall have been a material violation or breach of or any inaccuracy in any of the representations, warranties, covenants or agreements of the Company that (i) has rendered the satisfaction of any condition to the obligations of the Parent impossible and such violation or breach has not been waived by Parent and (ii) has not been cured within 30 days following receipt by the Company of written notice of such breach from Parent, or which breach, by its nature, cannot be cured prior to the Outside Date (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

               (d) By the Company if there shall have been a material violation or breach of or any inaccuracy in any of the representations, warranties, covenants or agreements of Parent that (i) has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not been waived by the Company and (ii) has not been cured within 30 days following receipt by Parent of written notice of such breach from the Company, or which breach, by its nature, cannot be cured prior to the Outside Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

               (e) By Parent, upon written notice to the Company, if (i) the Board or any committee thereof shall have made an Adverse Recommendation Change,
(ii) the Company shall have entered into an Alternative Definitive Agreement,
(iii) the Company shall have failed to hold the Stockholders Meeting at least two (2) business days prior to the Outside Date or removed this Agreement from consideration at the Stockholders Meeting in the absence of (i) or (ii) and in reliance upon Section 5.6(d), or (iv) the Company or the Board or any committee thereof shall have resolved to do any of the foregoing; or

               (f) By Company, upon written notice to Parent, if the Board shall resolve to enter into, subject to the terms of this Agreement, including Sections 5.2 and 8.1, an Alternative Definitive Agreement; provided, that Company shall not be permitted to terminate this Agreement pursuant to this
Section 7.1(f) unless Company shall have complied with its obligations under
Section 5.2 and shall have paid the

Termination Fee and the Expenses pursuant to Section 8.1, and the entering into such other definitive agreement is otherwise permitted by Section 5.2.

          7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision hereof pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, the Purchaser or the Company, except as set forth in Section 8.1, and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement prior to its termination.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.1 Fees and Expenses.

               (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Sections 8.1(b), 8.1(c), and 8.1(e).

               (b) If this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall (i) reimburse Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000 and (ii) pay to Parent in immediately available funds a termination fee in an amount equal to U.S. $1,500,000 (the "Termination Fee"); provided, however, that the effectiveness of the Company's termination of this Agreement pursuant to Section 7.1(f) shall be conditioned on the Company reimbursing Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000 and paying the Termination Fee.

               (c) In the event that (i) an Acquisition Proposal has been proposed by any Person (other than Parent and the Purchaser or any of their respective affiliates) or any Person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company's directors or officers, or its stockholders generally and (ii) thereafter this Agreement is terminated (1) by Parent pursuant to Section 7.1(b)(i) if at such time the Company had failed to fulfill any material obligation under this Agreement or was in material breach of this Agreement, (2) by the Company or Parent pursuant to Section 7.1(b)(iii), or (3) by Parent pursuant to Section 7.1(c), then the

Company shall reimburse Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000. Furthermore, if (x) the events in clauses (i) and (ii) in the first sentence of this Section 8.1(c) occur and (y) within 12 months after the termination of this Agreement the Company or any of its Subsidiaries (1) enters into an Alternative Definitive Agreement pursuant to which an Acquisition Proposal is consummated within or after such 12-month period, or (2) consummates an Acquisition Proposal, then the Company shall pay Parent the Termination Fee upon consummation of such Acquisition Proposal and, in addition, if this Agreement was terminated by Parent pursuant to Section 7.1(b)(i) but the Company did not reimburse Parent for all of the expenses of Parent and the Purchaser (up to an amount not in excess of U.S. $750,000) because at such time the Company had not failed to fulfill any material obligation under this Agreement or was not in material breach of this Agreement, then upon the consummation of such Acquisition Proposal, the Company will also reimburse the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000. For purposes of this
Section 8.1(c) references to "10% or more" in the definition of "Acquisition Proposal" shall instead be deemed to be references to "at least a majority".

               (d) Any payment of the Expenses and the Termination Fee pursuant to Section 8.1(b) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent. Any payment of the Expenses pursuant to Section 8.1(c) shall be made upon the termination of this Agreement, and any payment of the Termination Fee pursuant to Section 8.1(c) shall be made upon consummation of the Acquisition Proposal. In circumstances where Section 8.1 requires a reimbursement of Expenses, the Company shall reimburse Parent for the Expenses up to an amount not in excess of U.S. $750,000. The Company acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Purchaser would enter into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, Parent or the Purchaser commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.1, the Company shall pay to Parent and the Purchaser (as the case may be) its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this
Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall more than one Termination Fee be payable and if Parent is entitled to a Termination Fee, it may not exercise any other remedy against the Company, at law or in equity or otherwise.

               (e) If the conditions under Sections 6.1 and 6.3 (including
Section 6.3(f)) hereof shall have been satisfied or waived, and Parent has at all times complied with Section 5.5(b) and is not otherwise in material breach of this Agreement, and nonetheless the Merger shall not have been consummated on or before the Outside Date in whole or in material part due to the failure of the Financing to be consummated in accordance with the Bank Commitment Letters, then Parent, upon Company's rightful termination of this Agreement pursuant to Section 7.1(b)(i), shall pay to the Company as a termination fee (the "Parent Termination Fee") and as the sole remedy of the Company, its Subsidiaries, stockholders, and Affiliates, the sum of $1,000,000. The payment pursuant to this Section 8.1(e) shall be made within one Business Day after the date of Company's termination of this Agreement by wire transfer of immediately available funds to an account designated by the Company. The Parent acknowledges that the agreements contained in this Section 8.1(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Parent fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1(e), and, in order to obtain such payment, the Company commences a suit that results in a judgment against the Parent for the amounts set forth in this Section 8.1(e), Parent shall pay to the Company its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1(e) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. If Company is entitled to a Parent Termination Fee, then it may not exercise any other remedy against the Parent or Purchaser, at law or in equity or otherwise.

               (f) This Section 8.1 shall survive any termination of this Agreement.

          8.2 Amendment; Waiver.

               (a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Articles of Incorporation or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

               (b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or
(iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as provided in Section 7.2 and Section 8.1(d), the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

          8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to the Company, to:

               Smithway Motor Xpress Corp.
               2031 Quail Avenue
               Fort Dodge, IA 50501
               Telephone: 515-576-7418
               Facsimile: 515-576-3304
               Attention: G. Larry Owens

               with a copy to:

               Faegre & Benson LLP
               2200 Wells Fargo Center
               90 South Seventh Street
               Minneapolis, MN 55402-3901
               Telephone: 612-766-8811
               Facsimile: 612-766-1600
               Attention: Bruce Engler

               (b)  if to Parent or the Purchaser, to:

               Western Express, Inc.
               7135 Centennial Place
               Nashville, TN 37209
               Telephone: 615-259-9920 x153
               Facsimile: 615-312-1121
               Attention: Wayne Wise

               with a copy to:

               Scudder Law Firm, P.C., L.L.O.
               411 S 13th Street,
               Lincoln, NE 68508
               Telephone: 402-435-3223
               Facsimile: 402-435-4239
               Attention: Mark Scudder

          8.4 Interpretation; Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, the word "or" when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase "and/or." The phrase "provided" when used in this Agreement shall mean that the information referred to has been provided to the party to whom such information is to be provided. The word "affiliates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

          The following terms have the following definitions:

               (a) "Acceptable Confidentiality Agreement" shall have the meaning set forth in Section 5.2(a).

               (b) "Acquisition Proposal" shall have the meaning set forth in
Section 5.2(d).

               (c) "Adverse Recommendation Change" shall have the meaning set forth in Section 5.2(b).

               (d) "Affiliate" shall mean, with respect to the Company, directors and executive officers of the Company, and shareholders of the Company owning more than 5% of the outstanding Shares of the Company.

               (e) "Agreement" shall have the meaning set forth in the Preamble.

               (f) "Alternative Definitive Agreement" shall have the meaning set forth in Section 5.2(a).

               (g) "Articles of Incorporation" shall have the meaning set forth in Section 1.3.

               (h) "Articles of Merger" shall have the meaning set forth in
Section 1.2.

               (i) "Assets" shall have the meaning set forth in Section 3.16(a).

               (j) "Balance Sheet" shall have the meaning set forth in Section 3.8.

               (k) "Bank" shall have the meaning set forth in Section 4.6.

               (l) "Bank Commitment Letters" shall have the meaning set forth in
Section 4.6.

               (m) "Board" shall have the meaning set forth in the Recitals.

               (n) "Business Day" means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of New York.

               (o) "Bylaws" shall have the meaning set forth in Section 1.3.

               (p) "Capital Budget" shall have the meaning set forth in Section 5.1(b).

               (q) "Certificates" shall have the meaning set forth in Section 2.2(b).

               (r) "Class A Stock" shall have the meaning set forth in Section 3.2(a).

               (s) "Class B Stock" shall have the meaning set forth in Section 3.2(a).

               (t) "Closing" shall have the meaning set forth in Section 1.2.

               (u) "Closing Date" shall have the meaning set forth in Section
1.2.

               (v) "Code" means the Internal Revenue Code of 1986, as amended.

               (w) "Company" shall have the meaning set forth in the Preamble.

               (x) "Company Common Stock" shall have the meaning set forth in
Section 2.1.

               (y) "Company SEC Documents" shall have the meaning set forth in
Section 3.5(a).

               (z) "Confidentiality Agreement" shall have the meaning set forth in Section 5.4(a).

               (aa) "D & O Coverage" shall have the meaning set forth in Section 5.8(c).

               (bb) "Disclosure Letter" shall have the meaning set forth in the lead-in to Article III.

               (cc) "Effective Time" shall have the meaning set forth in Section 1.2.

               (dd) "Employment and Withholding Taxes" shall mean any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all taxes required to be withheld by or on behalf of each of the Company or any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

               (ee) "Environmental Claim" shall mean any claim, demand, suit, action, cause of action, proceeding, investigation or written notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability

(including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

               (ff) "Environmental Laws" shall mean all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (A) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (B) the Occupational Safety and Health Act.

               (gg) "ERISA" shall have the meaning set forth in Section 3.10(a).

               (hh) "ERISA Affiliate" shall have the meaning set forth in
Section 3.10(a).

               (ii) "ERISA Plans" shall have the meaning set forth in Section 3.10(a).

               (jj) "Exchange Act" shall have the meaning set forth in Section 3.5(a).

               (kk) "Expenses" shall mean out-of-pocket fees and expenses incurred or paid in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

               (ll) "Financing" shall have the meaning set forth in Section 4.6.

               (mm) "GAAP" shall have the meaning set forth in Section 3.5(b).

               (nn) "Governmental Entity" shall have the meaning set forth in
Section 3.4(b).

               (oo) "Hazardous Substance" shall mean (A) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (B) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, fungus or mold, (C) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (D) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

               (pp) "Indemnified Parties" shall have the meaning set forth in
Section 5.8(a).

               (qq) "Intellectual Property" shall have the meaning set forth in
Section 3.12(a).

               (rr) "Knowledge of the Company" or words of similar import shall mean that the Company's President, Senior Vice President of Sales and Operations, Chief Financial Officer, or Vice President of Vehicle Operations:

                    (i) is actually aware of that fact or matter; or

                    (ii) would reasonably be expected to discover or become aware of that fact or matter without investigation.

               (ss) "Laws" shall have the meaning set forth in Section 3.4(a).

               (tt) "Leased Real Property" shall mean all interests in real property pursuant to the Leases.

               (uu) "Leases" shall mean the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sub lessee, licensee, user, operator or occupant of real property, or interests therein.

               (vv) "Liens" shall mean any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

               (ww) "Litigation" shall have the meaning set forth in Section 3.11(a).

               (xx) "Material Adverse Effect" shall mean (a) with respect to the Company (a "Material Adverse Effect on the Company"), any condition, circumstance, event, change, occurrence, state of facts or effect which is materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, or (b) with respect to Parent or the Purchaser, any condition, circumstance, event, change, occurrence, state of facts or effect which materially impairs the ability of Parent or the Purchaser to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, a Material Adverse Effect on the Company, Purchaser, or Parent, as the case may be: (i) any event or condition generally affecting any of the industries in which the Company or Parent, as the case may be, and their respective Subsidiaries operate, the U.S. economy as a whole or any foreign economy in any location where, or with respect to which Company or Parent, as the case may be, and their respective Subsidiaries have material operation, (ii) any material disruption of a major U.S. financial, banking or securities market (including any decline in the trading volume or price of any security or any market index), (iii) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Market, (iv) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States,
(v) any change, or effect resulting from any change, in any applicable Law, rule or regulation or GAAP or official interpretation thereof or other accounting requirement or principle after the date hereof, (vi) compliance with any term of, or the taking of any action required by, this Agreement, (vii) any adverse event or condition regarding the business of the Company or any of its Subsidiaries that is cured before the earlier of (y) the Closing Date and (z) the date on which this Agreement is terminated pursuant to Article VII, or
(viii) the reaction (including subsequent actions) of third parties to any transaction contemplated herein, except, with respect to items (i) and (iv), that any such events have a disproportionate effect on the Company or Parent relative to other participants in the industry in which the Company and Parent operate in which case such events will be taken into account in determining whether there has been or if there is reasonably likely to be, a Material Adverse Effect on the Company, Purchaser, or Parent, as the case may be.

               (yy) "Material Contract" shall have the meaning set forth in
Section 3.13(a).

               (zz) "Merger" shall have the meaning set forth in Section 1.1.

               (aaa) "Merger Consideration" shall have the meaning set forth in
Section 2.1(a).

               (bbb) "Notice of Superior Proposal" shall have the meaning set forth in Section 5.2(a).

               (ccc) "NRS" shall have the meaning set forth in Section 1.1.

               (ddd) "Ordinary Course of Business" shall apply to actions or omissions by an entity. An action taken by an entity or a failure to act will be deemed to have occurred in the "Ordinary Course of Business" only if such action or omission is consistent with the past practices of such entity in the conduct of its business and is consistent with the normal day-to-day operations of such entity.

               (eee) "Outside Date" shall have the meaning set forth in Section 7.1(b)(i).

               (fff) "Owned Real Property" shall mean the real property, and interests in real property, owned by the Company and its Subsidiaries.

               (ggg) "Parent" shall have the meaning set forth in the Preamble.

               (hhh) "Paying Agent" shall have the meaning set forth in Section 2.2(a).

               (iii) "Permits" shall have the meaning set forth in Section 3.11(c).

               (jjj) "Permitted Liens" shall mean (a) Liens specifically identified in the Balance Sheet or in the notes thereto, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on the Balance Sheet in accordance with GAAP, (c) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, and (d) Liens described in Section 8.4(jjj) of the Disclosure Letter.

               (kkk) "Person" shall mean any natural Person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

               (lll) "Plans" shall have the meaning set forth in Section
3.10(a).

               (mmm) "Proxy Statement" shall have the meaning set forth in
Section 5.6(a).

               (nnn) "Purchaser" shall have the meaning set forth in the Preamble.

               (ooo) "Purchaser Disclosure Letter" shall have the meaning set forth in the lead-in to Article IV.

               (ppp) "Purchaser Common Stock" shall have the meaning set forth in Section 2.1.

               (qqq) "Real Property" shall mean the Owned Real Property and the Leased Real Property.

               (rrr) "Release" shall mean any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

               (sss) "Required Vote" shall have the meaning set forth in Section 3.3(c).

               (ttt) "Return" shall mean any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that relates to the business or assets of the Company and any of its Subsidiaries.

               (uuu) "SEC" shall mean the Securities and Exchange Commission.

               (vvv) "Secretary of State" shall have the meaning set forth in
Section 1.2.

               (www) "Securities Act" shall have the meaning set forth in
Section 3.5(a).

               (xxx) "Shares" shall have the meaning set forth in Section 2.1.

               (yyy) "SPD" shall have the meaning set forth in Section 3.10(b)(iv).

               (zzz) "Stockholders' Meeting" shall have the meaning set forth in
Section 5.6(c).

               (aaaa) "Stock Option Plans" shall have the meaning set forth in
Section 2.4(a).

               (bbbb) "Stock Options" shall have the meaning set forth in
Section 2.4(a).

               (cccc) "Subsidiary" shall mean with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person; and in addition, with respect to any representation and warranty of the Company, the term Subsidiary shall mean any such other Persons of which 50% or more of such securities or other interests are or were at any time directly or indirectly owned by the Company, provided that the Company's representation and warranty with respect to such Subsidiary shall only relate to the period during which the Company directly or indirectly owned such Subsidiary.

               (dddd) "Superior Proposal" shall have the meaning set forth in
Section 5.2(d).

               (eeee) "Surviving Corporation" shall have the meaning set forth in Section 1.1.

               (ffff) "Tax" shall mean any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto).

               (gggg) "Technology" shall have the meaning set forth in Section 3.12(a).

               (hhhh) "Termination Fee" shall have the meaning set forth in
Section 8.1(b).

               (iiii) "WARN Act" shall have the meaning set forth in Section 3.20(b).

          8.5 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section to the Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          8.7 Entire Agreement. This Agreement, including the Disclosure Letter and the schedule attached hereto, and the Confidentiality Agreement constitute the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

          8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          8.9 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.

          8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that each of Parent and the Purchaser may assign its rights under this Agreement to any Subsidiary of Parent, or to any lender to each of Parent and the Purchaser or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent's obligations or liabilities under this Agreement.

          8.11 Parties in Interest. Except as otherwise provided in Section 5.11, this Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          8.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity; provided, however, that if Parent is not in material breach of this Agreement, then the payment of the Parent Termination Fee by Parent under Section 8.1(e) shall be the sole and exclusive remedy of the Company and its stockholders and Affiliates with respect to any failure by Parent and the Purchaser to consummate the Merger when such failure is due in whole or in material part to failure of the Financing to be consummated in accordance with the Bank Commitment Letters.

          8.13 Incorporation of Disclosure Letters. The Disclosure Letter and Purchaser Disclosure Letter are hereby incorporated into this Agreement and will be deemed a part hereof. Certain information is contained in the Disclosure Letter and

Purchaser Disclosure Letter solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each matter contained in
(i) any section of the Disclosure Letter or Purchaser Disclosure Letter or (ii) any representation or warranty, in a manner that makes its relevance to one or more other sections of the Disclosure Letter or Purchaser Disclosure Letter, representation or warranty, respectively, will be deemed to have been appropriately included in each such other section of the Disclosure Letter or Purchaser Disclosure Letter, representation or warranty, respectively (notwithstanding the presence or absence of any cross-reference in (i) any section of the Disclosure Letter or Purchaser Disclosure Letter or (ii) any representation or warranty, or the presence or absence of a reference to a section of the Disclosure Letter or Purchaser Disclosure Letter, any representation or warranty, respectively).

                                     ******

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

SMITHWAY MOTOR XPRESS CORP.


By: /s/ G. Larry Owens
    ---------------------------------
Name: G. Larry Owens
Title: President


PARENT:

WESTERN EXPRESS, INC.


By: /s/ Rick Prickett
    ---------------------------------
Name: Rick Prickett
Title: Executive Vice President and
       Chief Financial Officer


PURCHASER:

WESTERN EXPRESS ACQUISITION
CORPORATION


By: /s/ Rick Prickett
    ---------------------------------
Name: Rick Prickett
Title: President

                                                                         ANNEX B

                                                                   MORGAN KEEGAN

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty North Front Street
Memphis, Tennessee 38103
901/524-4100
Members New York Stock Exchange, Inc.

March 22, 2007

Board of Directors
Smithway Motor Xpress Corporation
2031 Quail Avenue
Fort Dodge, IA 50501

Members of the Board of Directors:

The Board of Directors of Smithway Motor Xpress Corp. ("Smithway" or the "Company") has requested our opinion as to the fairness, from a financial point of view, to the Company's public shareholders of the consideration to be paid by Western Express, Inc. (the "Buyer"), for shares of Smithway common stock. We understand that Smithway and Western Express, Inc. propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Western Express, Inc will acquire all outstanding shares of Smithway (the "Merger"). You have advised us that the proposed transaction would be effected as a cash merger whereby the shareholders of Smithway would receive $10.63 for each of the common shares of Smithway (the "Transaction"). The terms and conditions are set out more fully in the Agreement.

In connection with our opinion, we have (1) participated in discussions with various members of management and representatives of the Company concerning the Company's historical and current operations, financial condition and prospects and strategic objectives; (2) reviewed publicly-available historical financial and operating data as well as historical financial and operating data that was furnished to us by the Company relating to its business; (3) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company relating to its business; (4) reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of the Company and the trading markets for such other companies' securities; (5) reviewed certain publicly available information concerning the financial terms of certain other transactions that we deemed relevant to our inquiry; (6) analyzed the value of projected cash flows of Smithway; and (7) undertaken such other studies, analyses and investigations, and considered such other information, as we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us. We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

With respect to the financial and operational forecasts made available to us by the management of the Company and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such evaluation or appraisal.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to shareholders of the Company in connection with the Transaction and does not address the underlying business decision to effect the Transaction or any other terms of the Transaction. In addition, we are not expressing any opinion as to the prices at which the Company's common stock may trade following the date of this opinion.

In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities. In addition, certain of our employees own shares of the Company's common stock.

Our opinion is rendered to the Board of Directors of Smithway in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Transaction. Except as may be required by the United States Securities and Exchange Commission, law or a court of competent jurisdiction, this letter may not be disclosed or otherwise referred to without our prior written consent in each instance.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the Company's public shareholders.

                                        Very truly yours,


                                        /s/ Morgan Keegan & Company, Inc.

                                        MORGAN KEEGAN & COMPANY, INC.

PROXY

                           SMITHWAY MOTOR XPRESS CORP.
        PROXY FOR SPECIAL MEETING OF STOCKHOLDERS [_______________], 2007

            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SMITHWAY

The undersigned holder(s) of Common Stock of Smithway Motor Xpress Corp., a Nevada corporation, hereby appoint(s) G. Larry Owens and Douglas C. Sandvig, and each or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is
(are) entitled to vote at the Special Meeting of Stockholders of Smithway to be held on [_________], 2007 at Smithway's headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa, 50501, at 10 a.m., Central time, and at any postponement or adjournment thereof, as follows:

1. Approval of the Agreement and Plan of Merger, by and among Smithway Motor Xpress Corp., Western Express, Inc. and Western Express Acquisition Corporation dated as of March 22, 2007:

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

2. Approval of the adjournment of the Special Meeting, if necessary or appropriate, to provide time to solicit additional proxies if it does not appear that there will be enough shares voted in favor of the Merger Agreement to approve it at the time of the Special Meeting:

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

IN THEIR DISCRETION, THE ATTORNEYS AND PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT
THEREOF:

                  (Continued and to be signed on reverse side)

                         (Continued from the other side)

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1AND 2
                AND GRANTING THE PROXIES DISCRETIONARY AUTHORITY.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, the proxy will be voted "For" Proposals 1 and 2, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

The undersigned acknowledges receipt of the Notice and Proxy Statement for the Special Meeting of Stockholders.

                                        Dated                             , 2007
                                              ----------------------------


                                        ----------------------------------------


                                        ----------------------------------------
                                                      Signature(s)

                                        Please date and sign exactly as name(s)
                                        appear(s) on your Common Stock
                                        certificate(s). If shares are held
                                        jointly, each owner should sign this
                                        proxy. If acting as an executor,
                                        administrator, trustee, custodian,
                                        guardian, etc., you should so indicate
                                        in signing. If the stockholder is a
                                        corporation or other business entity,
                                        the proxy should indicate the full legal name of the corporation or entity, and be signed by a duly authorized officer (indicating his or her position).